As filed with the Securities and Exchange Commission on October 15,1996

                                                 Registration No. 333-________
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            MERCHANTS BANCORP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


         OHIO                                6710                   31-1467303
(State or Other Jurisdiction       (Primary Standard Industrial   (IRS Employer
of Incorporation or Organization)  Classification Code Number)   Identification No.)


                             100 NORTH HIGH STREET
                             HILLSBORO, OHIO  45133
                                 (513) 393-1993

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

           MR. PAUL W. PENCE, JR.   COPIES OF COMMUNICATIONS TO:
           PRESIDENT                THOMAS C. BLANK, ESQ.
           MERCHANTS BANCORP, INC.  WERNER & BLANK CO., L.P.A.
           100 NORTH HIGH STREET    7205 W. CENTRAL AVE.
           HILLSBORO, OHIO  45133   TOLEDO, OHIO  43617
           (513) 393-1993           (419) 841-8051


(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale of the securities to the public:

  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:

                        CALCULATION OF REGISTRATION FEE


                                    Proposed Maximum  Proposed Maximum
Class of Securities   Amount to       Offering Price  Aggregate Offering     Amount of
 to be Registered    be Registered     Per Share(1)        Price(1)       Registration Fee(1)
-------------------  -------------  ----------------  ------------------  -------------------
Common Stock,
no par value           1,000,000       $16.84           $16,840,000          $5,806.90


(1) The registration fee has been computed pursuant to Rule 457(f)(2) and (3) based on the aggregate book value of all the outstanding shares of Common Stock, $20.00 par value, of Merchants National Bank as of June 30, 1996, which was $16,840,000. The proposed maximum offering price per share is determined by dividing the proposed maximum aggregate offering price by the number of shares to be registered.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            MERCHANTS BANCORP, INC.
                             CROSS-REFERENCE SHEET
                                    FORM S-4




                                                                   Heading in
Item of Form S-4                                        Prospectus and Proxy Statement
----------------                                        ------------------------------------
1.   Forepart of Registration Statement and Outside       "NOTICE OF SPECIAL MEETING OF
     Front Cover Page of Prospectus                       SHAREHOLDERS"; "PROXY STATE-
                                                          MENT - GENERAL INFORMATION";
                                                          "SUMMARY"; "TABLE OF CONTENTS"

2.   Inside Front and Outside Back Cover Pages of         "TABLE OF CONTENTS"; "FINANCIAL
     Prospectus                                           STATEMENTS"; DESCRIPTION OF
                                                          COMMON STOCK - COMPARATIVE
                                                          RIGHTS - Reports"

3.   Risk Factors, Ratio of Earnings to Fixed Charges,    Outside Front Cover Page of Prospectus;
     and Other Information                                "THE PROPOSED REORGANIZATION";
                                                          "CAPITALIZATION"; "HISTORY AND
                                                          BUSINESS OF THE COMPANY";
                                                          "HISTORY AND BUSINESS OF THE
                                                          BANK"; "DESCRIPTION OF COMMON
                                                          STOCK - COMPARATIVE RIGHTS";

4.   Terms of the Transaction                             "SUMMARY - Terms of the Consolidation Agreement";
                                                          "THE PROPOSED REORGANIZATION -
                                                          Reasons for the Proposed Trans-
                                                          action, Description of the Reorganization,
                                                          Federal Tax Consequences"; "DESCRIP-
                                                          TION OF COMMON STOCK - COM-
                                                          PARATIVE RIGHTS"

5.   Pro Forma Financial Information                      FINANCIAL INFORMATION-Pro Forma Information


6.   Material Contracts with the Company Being            "THE PROPOSED REORGANIZATION -
     Acquired                                             Description of the Reorganization";
                                                          "CONSOLIDATION AGREEMENT"

7.   Additional Information Required for Reoffering by    Not Applicable
     Persons and Parties Deemed to be Underwriters

8.   Interests of Named Experts and Counsel               "Legal Opinion"

9.   Disclosure of Commission Position on                 "HISTORY AND BUSINESS OF THE
     Indemnification for Securities Act Liabilities       COMPANY - Indemnification"; "HISTORY
                                                          AND BUSINESS OF THE BANK -
                                                          Indemnification"

10.  Information with Respect to S-3 Registrants          Not Applicable


                                                                  Heading in
                     Item of Form S-4                           Prospectus and Proxy Statement
     --------------------------------------------------  ---------------------------------------
11.  Incorporation of Certain Information by Reference   Not Applicable

12.  Information with Respect to S-2 or S-3 Registrants  Not Applicable

13.  Incorporation of Certain Information by Reference   Not Applicable

14.  Information with Respect to Registrants Other Than  "HISTORY AND BUSINESS OF THE
     S-3 or S-2 Registrants                              COMPANY - Competition"; "HISTORY
                                                         AND BUSINESS OF THE BANK -
                                                         Competition"; "MARKET PRICES OF
                                                         STOCK - The Company - The Bank";
                                                         "FINANCIAL STATEMENTS";
                                                         "HISTORY AND BUSINESS OF THE
                                                         COMPANY - Property"; "HISTORY AND
                                                         BUSINESS OF THE BANK - Property"

15.  Information with Respect to S-3 Companies                  Not Applicable

16.  Information with Respect to S-2 or S-3 Companies    Not Applicable

17.  Information with Respect to Companies Other Than    "THE PROPOSED REORGANIZATION";
     S-2 or S-3 Companies                                "HISTORY AND BUSINESS OF THE
                                                         BANK - Competition"; "HISTORY AND
                                                         BUSINESS OF THE COMPANY";
                                                         "VOTING AT THE MEETING";
                                                         "DESCRIPTION OF COMMON STOCK -
                                                         COMPARATIVE RIGHTS - Dividend
                                                         Rights"; "MARKET PRICES OF STOCK -
                                                         The Bank"

18.  Information if Proxies, Consents or Authorizations  "VOTING AT THE MEETING -
     Are to be Solicited                                 REVOCATION OF PROXY"; "THE
                                                         PROPOSED REORGANIZATION -
                                                         Appraisal Right of Dissenting Share-
                                                         holders"; "SUMMARY - Management";
                                                         "THE PROPOSED REORGANIZATION -
                                                         Conditions of Consummation"; "HISTORY
                                                         AND BUSINESS OF THE COMPANY -
                                                         Board of Directors"; "HISTORY AND
                                                         BUSINESS OF THE COMPANY -
                                                         Remuneration of Directors and Officers"

19.  Information if Proxies, Consents or Authorizations  Not Applicable
     Are Not to be Solicited, or in an Exchange Offer

                            MERCHANTS NATIONAL BANK
                             100 North High Street
                             Hillsboro, Ohio  45133

              NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD

                               December __ , 1996

TO THE SHAREHOLDERS OF MERCHANTS NATIONAL BANK:

     You are hereby notified that a special meeting of the shareholders of Merchants National Bank (the "Bank") will be held on DECEMBER __, 1996 AT 10:00 A.M. (LOCAL TIME), AT _________________________, ________________, Hillsboro,
Ohio for the purpose of considering and acting upon the following:

1. To consider and vote upon the formation of a holding company by the adoption of a Consolidation Agreement (the "Agreement") which provides for the consolidation of Hillsboro Interim Bank, National Association (In Organization), a subsidiary of Merchants Bancorp, Inc., an Ohio corporation (the "Company") with the Bank under the name and charter of Merchants National Bank with shareholders of the Bank receiving ten (10) shares of Company stock for each share of Bank stock held by them.

2. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

     The Board of Directors has fixed November 1, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                                        By order of the Board of Directors


                                        Paul W. Pence, Jr., President

     The affirmative vote of the holders of two-thirds (2/3) of the outstanding common stock of Merchants National Bank is required for approval of the Consolidation Agreement. Directors of the Bank beneficially owned ______ shares, or ______ percent of the outstanding common stock of the Bank as of November 1, 1996. The Directors all have agreed to vote their shares in favor of the transaction and management will vote its proxies to adjourn the meeting, if necessary, to insure that the Consolidation Agreement is approved.

     YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR EXECUTED PROXY AT ANY TIME BEFORE IT IS EXERCISED AT THE SPECIAL MEETING OF SHAREHOLDERS BY NOTIFYING THE CHAIRMAN OF THE MEETING OR THE CASHIER OF THE BANK AT, OR PRIOR TO THE MEETING, OF YOUR INTENTION. IF YOUR STOCK IS HELD IN MORE THAN ONE (1) NAME, ALL PARTIES MUST SIGN THE PROXY FORM.

                                PROXY STATEMENT
                              GENERAL INFORMATION

     This Proxy Statement and the accompanying form of proxy is furnished in connection with the solicitation, by the Board of Directors of Merchants National Bank, 100 North High Street, Hillsboro, Ohio 45133, Telephone (513) 393-1993, of proxies to be voted at the special meeting of shareholders of Merchants National Bank to be held on December __, 1996, at 10:00 a.m. (local time), at ______________________________________________________.

     This Proxy Statement has been mailed to all holders of record of the common stock of Merchants National Bank as of the close of business on November 1, 1996. The cost of soliciting proxies will be borne by the Company.

     Merchants Bancorp, Inc., 100 North High Street, Hillsboro, Ohio 45133, has filed a Registration Statement with the Securities and Exchange Commission concerning the securities to be issued by it in connection with a plan of reorganization described in this Proxy Statement. This Proxy Statement also constitutes a "prospectus" and has been filed with the Securities and Exchange Commission as part of the Registration Statement.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR THE OFFICE OF THE COMPTROLLER OF THE CURRENCY, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR THE COMPTROLLER OF THE CURRENCY PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF STOCK OF MERCHANTS BANCORP, INC., OFFERED HEREBY, ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER AGENCY OR COMPANY.

                             ADDITIONAL INFORMATION

     This Prospectus and Proxy Statement constitutes part of the Registration Statement covering the shares to be offered pursuant to the consolidation transaction by the Company, as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. This Prospectus and Proxy Statement does not contain all the information set forth in such Registration Statement and the exhibits thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

     Such Registration Statement may be inspected, without charge, at the principal office of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C., and copies of all or part thereof may be obtained from the Securities and Exchange Commission upon payment of its prescribed fees.





     The date of this Proxy Statement is November __, 1996.

                               TABLE OF CONTENTS

                                                                     Page

      GENERAL                                                           6
      REVOCATION OF PROXIES                                             6
      VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF                   7
      PROPOSAL I:  THE PROPOSED REORGANIZATION TO FORM A
      ONE-BANK HOLDING COMPANY                                          8
      SUMMARY                                                           8
       General                                                          8
       Terms of the Consolidation Agreement                             8
       The Exchange Ratio and Market Value                              9
       Business of the Company, the Bank, and the New Bank              9
       Management                                                      10
       Shareholders' Approval                                          10
       Regulatory Approval                                             10
       Dissenters' Rights                                              10
       Differences Between Company Stock and Bank Stock                10
       Tax Consequences                                                11
       Antitakeover Measures                                           12
       Risk Factors                                                    12
       Per Share Summary of the Bank and Pro Forma Per Share Summary
        of the Company                                                 14
      PURPOSE OF THE MEETING                                           14
      THE PROPOSED REORGANIZATION                                      15
       Reasons for the Proposed Transaction                            15
       Description of the Reorganization                               15
       Conversion and Exchange of Stock                                16
       Negotiation of Terms of the Agreement                           16
       Affiliate Restrictions                                          16
       Conditions of Consummation                                      17
       Other Considerations                                            17
       Expenses                                                        18
       Federal Tax Consequences                                        18

                                                                Page

              State Tax Consequences                             19
              Appraisal Rights of Dissenting Shareholders        19
              Accounting Treatment                               20
             MARKET PRICES OF STOCK                              20
              The Company                                        20
              The Bank                                           21
             DIVIDENDS                                           21
              The Company                                        21
              The Bank                                           22
             CAPITALIZATION                                      23
             FINANCIAL STATEMENTS                                23
             HISTORY AND BUSINESS OF THE COMPANY                 25
              General                                            25
              Competition                                        25
              Employees                                          25
              Property                                           25
              Board of Directors                                 26
              Remuneration of Directors and Officers             26
              Indemnification                                    26
             HISTORY AND BUSINESS OF THE BANK                    27
              General                                            27
              Competition                                        27
              Employees                                          27
              Property                                           28
              Litigation                                         28
              Board of Directors                                 28
             MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS   30
             EXECUTIVE COMPENSATION AND OTHER INFORMATION        31
              Summary of Cash and Certain Other Compensation     31
              Directors' Compensation                            32
              Bonus Plan                                         32
              Defined Benefit Retirement Plan                    32
              Profit Sharing and 401K Savings Retirement Plan    33
              Stock Option Plans                                 33

                                                                      Page

     CERTAIN TRANSACTIONS                                                33
     SUPERVISION AND REGULATION                                          34
      The Company                                                        34
      Bank                                                               35
      Additional Regulation                                              36
      Dividend Regulation                                                36
      Government Policies and Legislation                                36
      Recent Legislation                                                 37
      Proposed Legislation                                               40
     DESCRIPTION OF COMMON STOCK--COMPARATIVE RIGHTS                     40
      General                                                            40
      Voting Rights                                                      40
      Antitakeover Measures                                              41
      Right of Redemption                                                41
      Liquidation Rights                                                 42
      Preemptive Rights                                                  42
      Dissenters' Rights                                                 42
      Cumulative Voting                                                  42
      Indemnification                                                    43
      Dividend Rights                                                    43
      Transfer and Assessability                                         44
     ANTITAKEOVER MEASURES                                               44
      Discussion of Fair Price and Supermajority Vote Provisions         44
      Reasons for Fair Price and Supermajority Vote Provisions           45
      Summary of Fair Price and Supermajority Vote Provisions            46
      Comparison with Current Requirements                               48
      Classified Board of Directors and Supermajority Vote Required to
       Remove Directors                                                  49
      Additional Considerations                                          49
     REPORTS                                                             50
     LEGAL OPINION                                                       50
     OTHER MATTERS                                                       50
     ADDITIONAL INFORMATION                                              51

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT-PROSPECTUS IN ANY STATE TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR THE COMPTROLLER OF THE CURRENCY, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR THE COMPTROLLER OF THE CURRENCY PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    GENERAL

     This Proxy Statement is furnished to the shareholders of Merchants National Bank ("Bank") in connection with the solicitation of proxies to be used in voting at the special meeting of shareholders to be held on December __ , 1996, at _________________________at 10:00 a.m. ("Meeting"). THE ENCLOSED
PROXY IS SOLICITED BY THE BOARD OF DIRECTORS (HEREINAFTER SOMETIMES REFERRED TO AS "MANAGEMENT") OF THE BANK. This Proxy Statement and the enclosed form of proxy are first sent or delivered to the Bank's shareholders on November ___, 1996.

     The Meeting has been called for the purpose of: (i) acting on a proposal to form a holding company; and (ii) considering such other matters as may properly come before the Meeting.


                             REVOCATION OF PROXIES

     The names and addresses of Management's designated Proxy Committee are:


     Name                        Address
     ----                        -------

     Ernest W. Williamson        9715 State Route 785, Hillsboro, Ohio 45133

     Charles M. Harsha           128 Beekin Drive, Hillsboro, Ohio 45133

     Albert R. Fling             8369 Berrysville Road, Hillsboro, Ohio



     All shareholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies may be revoked at any time before they are exercised at the annual meeting by filing a written notice with the Cashier of the Bank or by delivering to the Cashier of the Bank a subsequently dated proxy prior to the commencement of the meeting. A written notice of revocation of a proxy should be sent to the Cashier of Merchants National Bank, 100 North High Street, Hillsboro, Ohio 45133. A previously submitted proxy will also be revoked if a shareholder attends the Meeting and votes in person. In the event a shareholder attends the meeting and does not wish to have his/her proxy used, he/she should notify the Cashier of the Bank prior to the start of the business meeting. Proxies solicited by the Board of Directors of the Bank will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted in favor of each proposal set forth in this Proxy Statement for consideration at the Meeting. Management will vote its proxies to adjourn the meeting, if necessary, to insure that the Consolidation Agreement is approved. Each of the Directors has agreed to vote all of the shares owned by him in favor of the proposal to organize a holding company for the Bank by executing a copy of the Consolidation Agreement attached hereto as Appendix I.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF




     Shareholders of record as of the close of business on November 1, 1996, are entitled to one vote for each share then held. As of November 1, 1996, the Bank had 100,000 shares of common stock authorized, all of which are outstanding. All of such shares are entitled to vote at the Meeting.

     Management of the Bank is not aware of any person who owns, beneficially or of record, more than five percent (5%) of the Bank's outstanding common stock except as set forth below. Management is not aware of any changes in control of the Bank which have occurred or of any arrangement which may, at a subsequent date, result in a change in control of the Bank.


         NAME AND ADDRESS             POSITION WITH BANK     NUMBER OF SHARES/%
----------------------------------  ----------------------  --------------------
Donald E. Fender                    Chairman of the Board   13,566.66/13.57% (1)
121 Westover Drive
Hillsboro, Ohio  45133

Paul W. Pence, Sr.                  Director, Retired       6,341.68/6.34% (2)
123 Beekin Drive                    President of the Bank
Hillsboro, Ohio  45133

Virginia R. Fling and Albert Fling      Shareholders        11,511.66/11.51% (3)
8369 Berrysville Road
Hillsboro, Ohio  45133

(1) Includes 12,566.66 shares owned individually by Donald E. Fender, Jr. and 1,000 shares owned jointly with Ann F. Fender.
(2) Includes 4,958.35 shares owned individually by Paul W. Pence, Sr. and 1,383.33 shares owned individually by Margaret Pence.
(3) Includes 9,766.67 shares owned by Virginia R. Fling, 933.33 shares owned jointly by Virginia R. Fling and Albert Fling, and 811.66 shares owned by Albert Fling.

                     THE PROPOSED REORGANIZATION TO FORM A
                            ONE-BANK HOLDING COMPANY

                                    SUMMARY

     This summary contains a brief description of the proposed reorganization. This summary is not a complete statement of all the information contained in the Proxy Statement or the Consolidation Agreement. A thorough reading of both documents is recommended.

General

     If this proposal is adopted, shareholders of the Bank would exchange their current stock in the Bank for stock of the Company on a ten-for-one basis, receiving ten(10) shares of common stock in the Company for each one share of common stock currently owned in the Bank. The terms of the transaction and the method of carrying it into effect are more fully described below.

     Shareholders of Merchants National Bank (the "Bank") are being asked to vote on a proposal to reorganize the Bank into a one-bank holding company.
This section describes the proposal for the consolidation of Hillsboro Interim Bank, National Association (the "New Bank"), a new federally-chartered bank to be organized solely for the purpose of this transaction, with the Bank under the charter of the Bank. At or immediately prior to the consolidation, Merchants Bancorp, Inc. (the "Company") will own all of the capital stock of the New Bank. Following the consolidation of the Bank and the New Bank, the Company will own all of the outstanding shares of common stock of the Bank and the New Bank combined, and the Bank will continue to do business under the name of "Merchants National Bank" (the "Resulting Bank"). As of the effective date of the consolidation, the shares of New Bank will be redeemed and canceled with the effect that the capital stock of the Resulting Bank at and after the effective date of the consolidation will be equal to the capital structure of the Bank immediately prior to the effective date of the consolidation.
Assuming the consolidation is approved, all shareholders of the Bank, except those shareholders who properly exercise dissenters' rights, will become shareholders of the Company.

     The Bank's Board of Directors determined by resolution that an affiliation with the Company will permit the Company and the Bank greater financial and corporate flexibility in such areas as acquisitions and debt financing as well as the possibility that the Company and the Bank may be able to offer new services, provide them access to new markets, and provide them an opportunity to participate in activities which are not permissible for the Bank to engage in directly. (See "THE PROPOSED REORGANIZATION--Reasons for the Proposed Transaction" and "SUPERVISION AND REGULATION--The Company.")

                      Terms of the Consolidation Agreement

     The Bank, the New Bank, and the Company have entered into a Consolidation Agreement (the "Agreement"). The Agreement provides for the consolidation of the New Bank and the Bank under the name and charter of the Bank, and for the conversion of each share of the

Bank's common stock outstanding on the effective date of the consolidation into ten (10) shares of common stock of the Company. A copy of the Agreement is included as Appendix I to this Proxy Statement.

                      The Exchange Ratio and Market Value

     Each share of the common stock of the Bank outstanding on the effective date of the proposed consolidation will be converted into ten (10) shares of common stock of the Company.

     Stock of the Company has not been publicly traded as the Company is a new company and has not engaged in any business activity prior to its intended acquisition of the outstanding shares of the Bank. There is, therefore, no published information as to the market price of Company stock. Because no meaningful market can be said to exist for Company stock at this time, there can be no assurance that an established market will develop for Company stock after the consolidation. (See "MARKET PRICE OF STOCK--The Company.")

     Bank stock is traded among Bank shareholders and customers in the Highland County area. Trading, however, has not been sufficient to support an established "over-the-counter" market. (See "MARKET PRICE OF STOCK--The Bank.") There is no established market for the New Bank's stock as it is a nonoperating bank, formed solely for the purpose of this transaction, nor is there any information about its market price. (See "MARKET PRICE OF STOCK--The Bank.")

     Further, as a result of the proposed consolidation, no market will exist for the Resulting Bank's stock as the Company will be its sole shareholder.

              Business of the Company, the Bank, and the New Bank

     The Company is a business corporation formed under the laws of the State of Ohio on March 29, 1996. Since its incorporation, it has not engaged in any business. Upon consummation of the reorganization, the Company will become a registered bank holding company, whose principal asset will be its share holdings in the Resulting Bank. (See "HISTORY AND BUSINESS OF THE COMPANY.")

     The Bank is a federally-chartered bank organized under the banking laws of the United States. The Bank engages in the commercial banking business in the Cities of Hillsboro, Washington Court House and Greenfield, Ohio, and in the surrounding areas. (See "HISTORY AND BUSINESS OF THE BANK.")

     The New Bank is a newly formed bank, chartered under the banking laws of the United States solely for the purpose of this transaction. Prior to the consummation of the transaction, the New Bank will not conduct any business.
At or prior to the consolidation, the Company will own all of the capital stock of the New Bank. (See "THE PROPOSED REORGANIZATION--Description of the Reorganization.")

                                   Management

     Under the terms of the Agreement, the Directors and officers of the Bank, immediately prior to the effective date of the proposed consolidation, will continue to be Directors and officers of the Resulting Bank following the consolidation. It is also anticipated that, upon completion of the reorganization, the present directors of the Bank will constitute the first Board of Directors of the Company. Commencing at the annual meeting of shareholders of the Company in 1997, approximately one-third of the members of the Board of Directors of the Company will be elected by shareholders of the Company each year to three year terms.

                             Shareholders' Approval

     The banking laws of the United States require that the Agreement be ratified and confirmed by the holders of at least two-thirds (2/3) of the issued and outstanding shares of common stock of the Bank. Directors of the Bank who have signed the Agreement have agreed to vote the shares of Bank stock owned by them, personally, in favor of the reorganization. (See "THE PROPOSED REORGANIZATION--Conditions of Consummation" and "Appraisal Rights of Dissenting Shareholders.")

                              Regulatory Approval

     The proposed transaction is subject to regulatory approval. An application to charter the New Bank and consolidate the New Bank with the Bank has been filed with the Office of the Comptroller of the Currency ("OCC"). The OCC approved the transaction on September 3, 1996. In addition, an application was filed with the Board of Governors of the Federal Reserve System ("FRS") for the acquisition of the Bank by the Company. The application was approved on September 12, 1996.

                               Dissenters' Rights

     Under the provisions of Section 215 of Title 12, of the United States Code, any stockholder who has voted against the Consolidation at the Special Meeting of Stockholders, or who has given notice in writing at or prior to such meeting to the Bank that such stockholder dissents from the Consolidation, shall be entitled to receive the value of the Bank Common Stock held by such stockholder. Failure to follow the procedures enumerated in Section 215 of Title 12 of the United States Code which is Appendix II of this Proxy Statement (the Dissenters Statute), will waive the shareholder's right of appraisal. (See "THE PROPOSED REORGANIZATION--Appraisal Rights of Dissenting Shareholders.")

                Differences Between Company Stock and Bank Stock

     Shareholders of the common stock of the Company will have rights generally comparable to those rights which they now have as shareholders of the common stock of the Bank. However, shareholders of the Company will not have preemptive rights whereas shareholders of the Bank currently do have preemptive rights. Preemptive rights permit a shareholder to subscribe to a sufficient number of shares so as to maintain their relative pro rata ownership upon the issuance of additional shares by a corporation, except in certain circumstances. The loss of preemptive rights will remove the ability of a shareholder to assure themselves that they will continue to own the same percentage of the outstanding shares of the Company after an issuance of additional shares by the Company. Shareholders of the Company will continue to have the right to vote cumulatively in the election of directors as provided by Ohio law the same as stockholders of the Bank currently have the right to cumulate their shares in the election of directors. A shareholder voting cumulatively may cast the number of shares he owns times the number of Directors to be elected in favor of one nominee or allocate such votes among the nominees as he determines. The Article of Incorporation and Code of Regulations of the Company also contain certain "antitakeover" defenses not currently contained in the Articles of Association and Code of Regulations of the Bank. For a more complete discussion regarding preemptive rights and cumulative voting, see DESCRIPTION OF COMMON STOCK-COMPARATIVE RIGHTS-"Preemptive Rights" and "Cumulative Voting" below. For a summary of the antitakeover measures see "Antitakeover Measures" on the following page. For a complete discussion, see "ANTITAKEOVER MEASURES" below.

     Shareholders will also be affected by certain differences between Ohio law governing corporations and federal law governing banks. Shareholders will also be affected by differing provisions of the Articles of Incorporation and Code of Regulations of the Company and the Articles of Association and Code of Regulations of the Bank. The Company's Articles of Incorporation and Code of Regulations contain certain provisions which are antitakeover measures as discussed below. (See "DESCRIPTION OF COMMON STOCK--COMPARATIVE RIGHTS"). For a more complete discussion regarding the antitakeover defenses, see "Antitakeover Measures" immediately below and "ANTITAKEOVER MEASURES."

                                Tax Consequences

     An opinion of special legal counsel, Werner & Blank Co., L.P.A., has been obtained that states, among other things, that no gains or losses will be recognized by either the Bank or the Company or their respective shareholders as a result of the consolidation, except for those shareholders who perfect their dissenters' rights and receive cash for their shares. (See "THE PROPOSED REORGANIZATION-- Federal Tax Consequences.")

     EACH BANK SHAREHOLDER SHOULD RELY UPON HIS OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION.

                             Antitakeover Measures

     The Company's Amended Articles of Incorporation contain a "fair price and super vote" provision. If the transaction is approved, such provisions will require the affirmative vote of the holders of Eighty percent (80%) of the shares of the Company entitled to vote to approve certain business combination transactions, unless the transaction is authorized and approved by the "Continuing Directors" as defined in the Company's Amended Articles of Incorporation of the Company and certain other conditions are met which result in a "fair price" being paid to all shareholders. The Board of Directors of the Bank believes that the inclusion of this provision in the corporate structure of the Company will aid in assuring that shareholders are treated fairly in any offer for their investment in the Company. The Company has certain other provisions which are also "antitakeover" in nature such as a classified election system for the election of directors.

     The Board of Directors of the Company and the Bank believe that the conversion to a holding company form of ownership is the appropriate time to implement such antitakeover provisions. The adoption of such provisions is not in response to any attempted takeover of the Bank or the Company. The Bank has not been the target of an attempted takeover in the past. The further reasons behind the adoption of the antitakeover provisions are discussed below.

     The presence of these "antitakeover" provisions may have the effect of discouraging outside offers for the shares of the Company and may also give management more control over the acceptance or rejection of these business combination transactions, than otherwise. Such provisions may have certain negative effects. One such negative effect could be protecting the incumbent Board of Directors and management by discouraging takeover attempts which are not supported by the Board but which may be supported by the majority of shareholders. (See "ANTITAKEOVER MEASURES.")


                                  Risk Factors

     The transaction contemplated by the Agreement is principally designed to reorganize the corporate structure of the Bank in order to conduct the business of the Bank as a wholly owned subsidiary of a registered bank holding company. The transaction, if consummated, will not represent any material change in the nature of the business conducted by the Bank.

     Presented below are certain "risk factors" associated with the combined business of the Company and the Bank which may be present as a result of the Bank's reorganizing its business structure, through the consummation of the transaction contemplated by the Agreement, into a subsidiary of the Company. These risk factors represent those identified by the Board of Directors of the Bank and may not represent all of the risk factors associated with the transaction contemplated by the Agreement.

     Company's Financial Condition. Shareholders electing to receive Company stock for Bank stock do so without the ability of analyzing the historical financial performance of the

Company. The Company is a newly formed Ohio corporation and has no history of financial performance. The Company's financial condition immediately following the effective date of the consolidation contemplated by the Agreement will depend on the operation and profitability of the Bank at the time of and after the effective date of the reorganization. As the Company continues to operate in the future, additional factors may affect its profitability including, among others: (i) businesses started or acquired by the Company other than the Bank; (ii) the nature of federal or state laws and regulations applicable to the Company; and (iii) the effect of management.

     Banking Institutions. The financial services industry and banking in particular has undergone a complex deregulation process. Interest rate limitations on what banks may pay to depositors have been phased out; "regional" interstate banking pacts and "true interstate" banking, allowing financial institutions to cross state lines have been and will continue to be enacted nationally and in many states; and competition has increased among banks and other companies to provide traditional banking services. These changes have resulted in increased competition for a market share of the financial services industry. The Company and the Bank will be affected by these changes in the future. The conduct of the Bank's business as a subsidiary of the Company may increase the ability to compete in this newly deregulated environment.

     Antitakeover Provisions. The Company's Articles of Incorporation and Code of Regulations contain provisions intended to be "antitakeover" in nature as discussed above, including a supermajority vote provision, fair price provision, staggered terms for the Board of Directors, supermajority removal clause for the Board of Directors and additional items. In addition, as an "issuing public corporation" under Ohio law, the Company will be subject to the Ohio Control Share Acquisition Statute requiring the approval of a majority of the shareholders and unaffiliated shareholders before certain levels of voting power of the Company may be acquired. The presence of all of these provisions may have the effect of discouraging outside offers for the shares of the Company and may also give management more control over the acceptance or rejection of business combination transactions, than otherwise. Such provisions may have certain negative effects. One such negative effect could be protecting the incumbent Board of Directors and management by discouraging takeover attempts which are not supported by the Board but which may be supported by the majority of shareholders. (See "DESCRIPTION OF COMMON STOCK--COMPARATIVE RIGHTS and "ANTITAKEOVER MEASURES.")

     Per Share Summary of the Bank and Pro Forma Per Share Summary of the
     Company

     Presented below is certain per share financial information of the Bank. Certain pro forma per share information is provided for the Company, assuming there are no dissenters to the transaction and each share of the Bank's common stock is exchanged for ten (10) shares of the Company's common stock.

                                              PER SHARE DATA(1)
                                          Year Ended December 31,

                                      1995    1994    1993  1992(2) 1991(2)
                                    ------  ------  ------  ------  -----
       Merchants National Bank
        Net Income (loss)            23.51   18.63   14.26   15.19  12.92
        Cash Dividends Declared       5.50    2.10    1.90    1.70   1.50
        Book Value (at period end)  159.63  125.93  123.54  111.18  97.69

       Pro Forma, Merchants
        Bancorp, Inc.
        Net Income (loss)             2.35    1.86    1.47    1.52   1.29
        Cash Dividends Declared       0.55    0.21    0.19    0.17   0.15
        Book Value (at period end)   15.96   12.59   12.35   11.12   9.77

(1)Per share information shown for Merchants Bancorp, Inc. reflects an exchange of ten (10) shares of Merchants Bancorp, Inc. for each one (1) share of Merchants National Bank incident to the consolidation.
(2)Adjusted to give effect to the Bank's 5-for-1 stock split on October 30, 1992.


                             PURPOSE OF THE MEETING

     The purpose of the meeting, as set forth in the notice of the special meeting, is to vote upon a proposed reorganization by which the New Bank, a subsidiary of the Company, will consolidate with the Bank under the name and charter of the Bank. The effect of approving the reorganization would be the exchange of each share of the Bank's stock for ten (10) shares of the Company's stock, and the acquisition of control of the Bank by the Company. The Bank would then continue to do business as a wholly owned subsidiary of the Company, and shareholders of the Bank would become shareholders of the Company.

     The Board of Directors of the Bank unanimously approved the Agreement and recommends that shareholders vote in favor of the Agreement. This Proxy Statement/Prospectus is being solicited by the Board of Directors of the Bank.

                          THE PROPOSED REORGANIZATION

     The Board of Directors of the Bank approved a plan of reorganization and the Consolidation Agreement under which the business of the Bank would be conducted as a wholly owned subsidiary of Company.

                      Reasons for the Proposed Transaction

     A bank holding company form of organization will increase the corporate and financial flexibility of the business operated by the Bank through the combined business of the Bank and the Company, such as increased structural alternatives in the area of acquisitions, the ability to augment capital by the incurring of debt and the ability of the Company to redeem its own stock, subject to, in certain instances, notice to and approval by the Board of Governors of the Federal Reserve.

     A bank holding company can engage in certain bank-related activities in which the Bank cannot presently engage, such as equity or debt investments in community development projects, owning a separately chartered savings and loan association, certain securities sales, brokerage and underwriting activities and other activities as may, from time to time, be deemed appropriate by the Federal Reserve Board. Further, the holding company will allow for the flexibility to run any such business as a separate entity at the discretion of management. Thus this reorganization would broaden the scope of services which could be offered to the public. Furthermore, a bank holding company is not subject to the same geographical limitations as to where it may carry on its business whereas the Bank is currently limited. (See "SUPERVISION AND REGULATION--The Company.")

                       Description of the Reorganization

     The Company will subscribe for and will hold all of the One Thousand (1,000) authorized shares of common stock of the New Bank, an interim bank, to be chartered under the laws of the United States, solely for the purpose of this transaction. The Bank will consolidate with the New Bank under the name and charter of the Bank, pursuant to the terms of the Agreement. (See Appendix I of this Proxy Statement.) Upon consummation of the transaction, the consolidated banks (the "Resulting Bank") will redeem and cancel the shares used to capitalize the New Bank.

     After the consolidation, the business of the Bank will be conducted by the Resulting Bank under the name "Merchants National Bank." All of the outstanding shares of stock of the Resulting Bank will be owned by the Company. The Resulting Bank will have the same directors, officers, interests and properties as those of the Bank immediately prior to the consolidation. The Resulting Bank will continue to be subject to regulation and supervision by the Office of the Comptroller of the Currency to the same extent as the Bank and, in addition, as a subsidiary of the Company, will be subject to examination and regulation by the Board of Governors of the Federal Reserve System. (See "SUPERVISION AND REGULATION.")

                        Conversion and Exchange of Stock

     Upon consummation of the reorganization, each outstanding share of the Bank's common stock will be converted into ten (10) shares of the Company's common stock. The Board of Directors selected a ten (10) to one exchange so as to reduce the trading price of the shares of the Company to approximately $30.00 per share from the $300 per share which currently exists at the Bank, thus making shares more easily affordable and therefore increasing the liquidity for the shares of the Company. Each holder of Bank stock certificates, which immediately prior to the reorganization represented shares of the Bank's common stock, upon surrender of such certificates for cancellation, will be entitled to receive certificates representing the number of shares of the Company's common stock into which such shares shall have been converted.

     Until so surrendered, certificates nominally representing the Bank's common stock will be deemed, for all corporate purposes, to evidence the number of shares of the Company's common stock which the holder thereof would be entitled to receive upon surrender. UPON APPROVAL BY THE DIRECTORS, NO DIVIDENDS WILL BE PAID UPON THE CERTIFICATES NOMINALLY REPRESENTING THE BANK'S COMMON STOCK AFTER CONSUMMATION OF THE REORGANIZATION, BUT SUCH DIVIDENDS WILL BE ACCUMULATED AND PAID, WITHOUT INTEREST, AT THE TIME OF SURRENDER OF SUCH CERTIFICATES FOR CERTIFICATES REPRESENTING THE COMPANY STOCK.

                     Negotiation of Terms of the Agreement

     The terms of the Agreement were agreed upon by the Boards of Directors of the Bank, the New Bank and the Company. Since the management and Boards of Directors of these three (3) organizations are substantially the same, the terms of the Agreement were not a result of arms length negotiations.

                             Affiliate Restrictions

     The shares of stock to be issued upon consummation of the Agreement by the Company will be registered pursuant to the 1933 Securities Act ("Act"). However, the resale of such shares by the Directors, principal officers and principal shareholders of the Bank presently and of the Company upon consummation of the Agreement may be restricted by the Act and by the rules promulgated by the Securities and Exchange Commission if such Directors, principal officers and principal shareholders are deemed to be "affiliates" as that term is defined by the Act and appropriate SEC rules.

     Persons considered to be in control of an issuer are known as "affiliates" and may include officers, Directors and shareholders who own 10 percent or more of the outstanding stock. Shares of common stock of the Company received after the transaction by "affiliates" of the Bank or the Company will be "control stock," which can only be sold if they are registered or in a transaction exempt from registration under the Act, such as pursuant to Rules 144 and 145, or pursuant to a private placement. Rules 144 and 145 generally require that before an affiliate can sell his "control stock":

(1) There must be on file with the Securities and Exchange Commission public information filed by the issuer;

(2) The affiliate must sell his stock in a routine unsolicited broker's transaction or directly to a market maker in the stock;

(3) During any three-month period, the amount of the securities that can be sold is limited to the greater of one percent of the outstanding stock of the company or the average weekly trading volume during the four calendar weeks preceding the receipt of an order to sell by the broker or the sale to a market maker; and

(4)  In some cases, the stock must be held for two years prior to sale.

     It may be advisable for those shareholders of the Bank who may be "affiliates" of the Company to confer with legal counsel of their own choosing prior to the sale of any Company stock received as a result of this transaction.

                           Conditions of Consummation

     Federal Banking Law provides that a consolidation of a bank with another bank requires the approval of a consolidation agreement by a majority of both banks' Board of Directors and by shareholders holding two-thirds (2/3) of the outstanding common stock of each bank.

     Acquisition of the voting shares of the Bank by the Company must be approved by the Board of Governors of the Federal Reserve System. The reorganization must also be approved by the Office of the Comptroller of the Currency.

     The obligation of the Bank and the Company to consummate the reorganization is conditioned further upon the following: (i) the absence of any action, suit, proceeding or claim, made or threatened, related to the proposed consolidation, or any other reason which makes consummation of the consolidation inadvisable in the opinion of the Board of Directors of the Bank or the New Bank; (ii) receipt of a favorable opinion of counsel with respect to the tax consequences of the transaction (see "THE PROPOSED REORGANIZATION--Federal Tax Consequences"); (iii) the receipt of all necessary regulatory approvals and the expiration of all required waiting periods; and
(iv) the performance of all covenants and agreements. The Boards of Directors of the Bank, the New Bank and the Company may, in their discretion, terminate the Agreement before or after approval by the shareholders of the Bank if they deem such termination advisable.

                              Other Considerations

     The Company is a business corporation formed under the general corporation laws of the State of Ohio. As a general "for profit" corporation, the Company will have greater flexibility in certain corporate procedures than the Bank (which is subject to Federal Banking Laws and is regulated by the Office of the Comptroller of the Currency) including, but not limited to, the ability to incur debt for leveraged growth, redeem its own common stock to create greater flexibility for trading of such common stock, and operate related financially oriented businesses.

     Upon consummation of the reorganization, the Company will become a registered bank holding company and will become subject to the Federal Bank Holding Company Act of 1956, as amended. As a bank holding company under federal law, the Company will be permitted to carry on a wider range of business activities than the Bank presently can under state and federal law. (See "SUPERVISION AND REGULATION.")


                                    Expenses

     Expenses to be incurred in implementing the reorganization are estimated at $50,000, of which approximately $27,500 can be attributed to legal fees paid in connection with the transaction. The remaining amount of expenses can be attributed to application fees, printing costs and other miscellaneous expenses. The Company has paid the costs associated with the transaction and borrowed the funds to do so from an unaffiliated third party bank, the repayment of which loan has been personally guaranteed by the Directors of the Company and the Bank. In the event the transaction is approved and consummated, the Bank will pay a special dividend to the Company which will be used by the Company to retire the debt incurred to pay such expenses.

                            Federal Tax Consequences

     An opinion of special legal counsel, Werner & Blank Co., L.P.A., has been obtained to the following effect: (i) the transaction will qualify as a reorganization within the meaning of Internal Revenue Code Section 368(a)(1)(A) and (a)(2)(E); (ii) no gain or loss will be recognized for federal income tax purposes by shareholders of the Bank upon conversion of the common stock of the Bank into common stock of the Company, except for those shareholders of the Bank who dissent from the plan of reorganization and perfect their appraisal rights (see "THE PROPOSED REORGANIZATION--Appraisal Rights of Dissenting Shareholders"); (iii) the tax basis of the common stock of the Company received by the shareholders of the Bank will be the same as the tax basis of the common stock of the Bank surrendered by the shareholders; and (iv) the holding period of the common stock of the Company received by shareholders of the Bank will include the holding period of the common stock of the Bank surrendered by shareholders, provided that the stock of the Bank is held as a capital asset by shareholders on the date of consummation of the consolidation.

     Gain or loss for federal and other income tax purposes may be recognized upon the receipt of cash by dissenting shareholders, if any. THE TAX TREATMENT OF SUCH GAIN OR LOSS MAY VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH DISSENTING SHAREHOLDER.

                             State Tax Consequences

     Depending upon the state of residence of a Bank shareholder, the transaction may be subject to certain state law provisions relating to capital gains tax.

     Shares of the common stock of the Bank may in some jurisdictions have certain advantages not available to shares of common stock of the Company, such as exemption from personal property taxes, exemption from taxation on dividend income, and qualification as a legal investment for various categories of investors.

     SHAREHOLDERS ARE URGED TO REVIEW THEIR TAX STATUS UNDER ANY STATE OR LOCAL TAX LAWS WITH THEIR OWN TAX ADVISORS.

                  Appraisal Rights of Dissenting Stockholders

     Pursuant to the provisions of Section 215 of Title 12 of the United States Code, the Consolidation Agreement provides that any stockholder of the Bank who has voted against the Consolidation Agreement at the Annual Meeting of Bank's stockholders, or who has given notice in writing at or prior to such meeting to the presiding officer that such stockholder dissents from the Consolidation, shall be entitled to receive the value of the Bank Common Stock so held by such stockholder. The relevant portions of Section 215 of Title 12 of the United States Code are hereto attached as Appendix II. A failure to vote against the Consolidation Agreement or to give such notice in writing at or prior to the meeting will be deemed a waiver of a stockholder's right of appraisal. Any stockholder of the Bank who votes against the Consolidation Agreement at the Special Meeting of the Bank's stockholders, or who gives a notice in writing at or prior to such meeting to the presiding officer that such stockholder dissents, will be notified in writing of the date of consummation of the Consolidation.

     In order to receive the value of the Bank Common Stock held, a stockholder must make a written request for payment to the continuing bank at any time before thirty days after the date of consummation of the Consolidation, accompanied by the surrender of such stockholder's stock certificates. This written request for payment should be sent to: Merchants National Bank, 100 North High Street, Hillsboro, Ohio 45133, Attention: Cashier.

     The value of the shares of any dissenting stockholder will be ascertained, as of the effective date of the Consolidation, by an appraisal made by a committee of three persons comprised of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash (by reason of such request for appraisal); (2) one selected by the directors of the continuing bank; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern.

     If the value so fixed shall not be satisfactory to any dissenting stockholder who has requested payment, that stockholder may, within five days after being notified of the appraised value of such shares, appeal to the OCC, which shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the dissenting stockholder. If within ninety days from the date of consummation of the Consolidation, for any reason one more of the appraisers is not selected as above provided, or the appraisers fail to determine the value of such shares, the OCC shall, upon written request of any interested party, cause an appraisal to be made which shall be final and binding on all parties. The expenses of the OCC in making the reappraisal or the appraisal, as the case may be, shall be paid by the continuing bank. The value of the shares ascertained shall be promptly paid to the dissenting stockholders by the continuing bank. In performing the appraisal or reappraisal, the OCC selects an appropriate valuation method, or combination of methods, after reviewing the facts of each case to establish a reasonable estimate of the value of the shares. The OCC may review the market value of the shares being appraised, the investment value of the shares based upon earnings of the bank and similarly situated banks, and the adjusted book value of the shares. A combination of methods may be used with the OCC applying varying weights to the different methods. SEE APPENDIX II TO THIS PROXY STATEMENT/PROSPECTUS FOR A MORE DETAILED DESCRIPTION OF THE VALUATION METHODS USED BY THE OCC TO ESTIMATE THE VALUE OF A BANK'S SHARES WHEN THE BANK IS INVOLVED IN A TRANSACTION SUCH AS THE CONSOLIDATION.

     The foregoing summary of Section 215 does not purport to be complete and is qualified in its entirety by reference to Section 215. The failure of a stockholder to follow the procedures set forth in Section 215 will terminate such stockholder's appraisal rights. As a consequence, each stockholder of the Bank who desires to exercise such rights should review Section 215 and follow its provisions.

     Shareholders are urged to read the Dissenters Statute, and should consult with their own legal advisors regarding their rights in the event they desire to dissent.

                              Accounting Treatment

     It is intended that the consolidation of Bank and New Bank will be accounted for in a manner similar to that for a pooling of interest.


                             MARKET PRICES OF STOCK

                                  The Company

     Merchants Bancorp, Inc. was incorporated on March 29, 1996. No shares of the Company have been publicly traded since the date of its incorporation to the present time. Therefore, no meaningful market exists at this time for the Company's stock. Bank shareholders will exchange their Bank stock for Company stock. Currently, no established "over-the-counter" market exists for Bank stock. Assuming the market for Company stock will be the same as for Bank stock, it is not anticipated that an established "over-the-counter" market will develop for Company stock.

                                    The Bank

     There has been only a limited over-the-counter market for the Bank's common stock. The Bank's common stock is not listed on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") or any other exchange. The Bank is not aware of any securities dealer which is appropriate to classify as a "market maker" in shares of the Bank. The latest trade known to management was for 50 shares at a price of $301.50 per share on December 4, 1995. The average trading price of shares of the Bank's Common Stock of which the Bank is aware over the past three (3) years is as follows:


Quarter Ended:      Average Trading Price During Quarter:
--------------      -------------------------------------
September 30, 1993                    *
December 31, 1993                     *
March 31, 1994                        *
June 30, 1994                         *
September 30, 1994                    *
December 31, 1994                  $250.00
March 31, 1995                        *
June 30, 1995                         *
September 30, 1995                    *
December 31, 1995                  $301.50
March 31, 1996                        *
June 30, 1996                         *
September 30, 1996                    *

*Transactions during these quarters all were transfers without consideration or sales for which the Bank has no information on pricing.


                                   DIVIDENDS

                                  The Company

     Since the date of its incorporation, the Company has paid no dividends. After consummation of the reorganization, the amount and timing of future dividends will be determined by its Board of Directors and will substantially depend upon the earnings and financial condition of its principal subsidiary, the Resulting Bank. At the present time, the Company has no established dividend policy.

                                    The Bank

The Bank last paid a dividend to shareholders on June 30, 1996, in the amount of $3.00 per share or $300,000 in the aggregate. The Bank has adopted a policy of regularly paying dividends in June and December of each year, assuming the continued financial performance of the Bank. The history of dividends paid by the Bank to its stockholders over the last three (3) years is as follows:


Semi-Annual:       Dividends Paid Semi-Annually:
------------       -----------------------------
June 30, 1993                          0.90
December 31, 1993                      1.00
June 30, 1994                          1.00
December 31, 1994                      1.10
June 30, 1995                          2.50
December 31, 1995                      3.00
June 30, 1996                          3.00

     The amount and timing of future dividends will be determined by the Board of Directors of the Bank, and will depend upon the Bank's earnings and financial condition, as well as upon federal economic policies and other relevant factors. (See "SUPERVISION AND REGULATION.")

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Bank as of December 31, 1995, and the pro forma capitalization of the Company as of December 31, 1995, assuming that the reorganization had been consummated at such date, that no shareholder of the Bank had exercised dissenters' rights, and that the Company had redeemed and canceled the shares of New Bank issued to the Company in connection with its formation at the price paid therefore.


                          Bank        New Bank     Adjustments         Company
                        (Actual)      (Actual)     (Pro Forma)    (Pro Forma)(2)(3)
                      -------------  ----------  ---------------  -----------------
Shareholders' Equity
Common                 2,000,000     100,000(1)     (100,000)(1)          2,000,000
Surplus                1,600,000      20,000(1)      (20,000)(1)          1,600,000
Undivided Profits     12,208,000           0     (12,208,000)                     0
Undistributed
Profits of
----Subsidiary                             0      12,208,000             12,208,000
Unrealized
gain/(loss) on
Investments
Securities               155,000(4)                                         155,000
Total Shareholders
Equity                15,963,000     120,000        (120,000)            15,963,000

(1) Represents the capitalization of the New Bank in accordance with Federal Banking Law which requires minimum capitalization of $120,000, of which, pursuant to law, will be paid-in-capital at the effective time of the consolidation of the Bank and the New Bank and will be immediately withdrawn through a redemption of such stock by the Bank. The capital of the Resulting Bank and the Company therefore will be equal to the capital of the Bank immediately before the transaction and will not be affected by the temporary capitalization of the New Bank.

(2) Reflects that the capital stock of the Bank is the sole investment of the Company upon the consummation of the transaction.

(3) Does not reflect the effect of the incurrence of debt by the Company to pay organizational costs estimated at $50,000. As of the date of this proxy statement the Company has a line of credit which entitles the Company to borrow up to $50,000 from an unaffiliated bank for the purpose of paying expenses relating to the transaction contemplated by the Agreement. Upon consummation of the transaction, the Resulting Bank will pay a dividend to the Company which will be used to retire this debt.

(4) Represents unrealized loss on Investment securities classified as "Available for Sale" under Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" which became effective January 1, 1994.


                              FINANCIAL STATEMENTS

     The Bank's audited Balance Sheets as of December 31, 1995, and 1994, the related audited Statements of Income, Statements of Changes in Shareholders' Equity, and Statements of Cash Flows for each of the two years ended December 31, 1995, are included in the Bank's Annual Report, which was sent to each shareholder in connection with the annual meeting of shareholders held February 27, 1996. Financial statements of the Bank are not included herein as they are not deemed material to the exercise of prudent judgment by shareholders with respect to the matters to be acted upon at the Special Meeting. If any shareholder so desires, he may obtain an additional copy of such financial statements upon written request to Paul W. Pence, Jr., President, Merchants National Bank, 100 North High Street, Hillsboro, Ohio 45133.

Provided below is a five-year summary of selected financial data of the Bank.



              SELECTED FINANCIAL DATA OF MERCHANTS NATIONAL BANK
                  AS OF OR FOR THE PERIOD ENDED DECEMBER 31,
                        (000'S EXCEPT PER SHARE DATA)


STATEMENTS OF OPERATIONS DATA:                                     1995        1994        1993        1992         1991
------------------------------                                  ----------  ----------  ----------  ----------  --------
                 TOTAL INTEREST INCOME                           $ 12,952    $ 11,236    $ 10,923    $ 11,188   $ 11,877
                 TOTAL INTEREST EXPENSE                          $  5,948    $  4,546    $  4,700    $  5,524   $  7,036
                                                                ---------   ---------   ---------   ---------   --------
                 NET INTEREST INCOME                             $  7,004    $  6,690    $  6,223    $  5,664   $  4,841
                 PROVISION FOR LOAN LOSSES                          ($100)      ($708)    ($1,145)      ($644)     ($705)
                                                                ---------   ---------   ---------   ---------   --------
                 NET INTEREST INCOME (NET PROVISION)             $  6,904    $  5,983    $  5,078    $  5,020   $  4,136
                 NONINTEREST INCOME                              $    839    $    731    $    690    $    488   $    376
                 NONINTEREST EXPENSE (NET)                       $  4,369    $  4,039    $  3,782    $  3,342   $  2,646
                 TAX                                             $  1,023    $    812    $    560    $    648   $    575
                                                                ---------   ---------   ---------   ---------   --------
                 NET INCOME                                      $  2,351    $  1,863    $  1,426    $  1,519   $  1,292
PER SHARE DATA:
---------------
                 NET INCOME(1)                                   $  23.51    $  18.63    $  14.26    $  15.19   $  12.92
                 BOOK VALUE(1)                                   $ 159.63    $ 125.93    $ 123.54    $ 111.18   $  97.69
                 CASH DIVIDENDS(1)                               $   5.50    $   2.10    $   1.90    $   1.70   $   1.50
BALANCE SHEET DATA:
-------------------
                 TOTAL ASSETS                                    $176,834    $161,823    $156,216    $143,361   $132,276
                 TOTAL DEPOSITS                                  $152,465    $141,492    $142,072    $130,628   $118,271
                 TOTAL NET LOANS                                 $118,747    $104,126    $102,245    $ 97,455   $ 87,267
                 ALLOWANCE FOR LOAN LOSSES                       $  1,469    $  1,431    $  1,174    $  1,113   $    972
                 NET SHAREHOLDER'S EQUITY                        $ 15,963    $ 12,593    $ 12,354    $ 11,118   $  9,769
                 NONPERFORMING LOANS                             $    807    $    312    $    970    $    725   $    358
CAPITAL RATIOS:
---------------
                 EQUITY TO ASSETS RATIO                              9.03%       7.78%       7.91%       7.76%      7.39%
                 TIER 1 RISK-BASED                                  14.20%      13.90%      12.10%      11.40%       N.A.
                 CAPITAL RATIO
                 TOTAL RISK-BASED CAPITAL                           15.40%      15.10%      13.30%      12.60%       N.A.
                 RATIO
OTHER RATIOS:
-------------
                 ALLOWANCE FOR LOANS
                 LOSSES TO
                 NONPERFORMING LOANS                               182.03%     458.65%     121.03%     153.52%    271.51%
                 RETURN ON AVERAGE ASSETS                            1.39%       1.17%       0.95%       1.10%      1.02%
                 RETURN ON AVERAGE EQUITY (BEFORE FASB 115)         15.77%      14.13%      12.15%      14.54%     14.04%
                 DIVIDEND PAYOUT RATIO                              23.39%      11.27%      13.32%      11.19%     11.61%



(1)Adjusted to give effect to the 5-for-1 stock split on October 30, 1992.

                      HISTORY AND BUSINESS OF THE COMPANY

                                    General

     The Company was incorporated under the laws of the State of Ohio on March 29, 1996, at the direction of management of the Bank, for the purpose of becoming a bank holding company by acquiring all of the outstanding shares of the Bank. Immediately prior to consummation of the reorganization, the Company will own all of the stock of the New Bank. Thereafter, the New Bank will merge with the Bank. Shareholders of the Bank will become shareholders of the Company (subject to their dissenters' rights; see "THE PROPOSED REORGANIZATION--Appraisal Rights of Dissenting Shareholders") and the Company will become the sole shareholder of the Resulting Bank. The Resulting Bank will carry on the business of the Bank and the New Bank under the name "Merchants National Bank," without interruption. The principal office of the Company is located at 100 North High Street, Hillsboro, Ohio 45133. A copy of the Company's Articles of Incorporation is attached as Appendix III.

                                  Competition

     As the Company is a bank holding company in formation and currently controls no banking subsidiaries, it is not engaged in competition with any other bank or corporation. However, upon consummation of the reorganization, the Bank will become a wholly owned subsidiary of the Company, and the Company's competition will primarily be the same as that of the Bank's. (See "HISTORY AND BUSINESS OF THE BANK--Competition.")

                                   Employees

     The Company has no employees other than its officers, each of whom is also an employee and officer of the Bank and who serve in their capacity as officers of the Company without compensation. Upon consummation of the reorganization, the Company, whose sole business function will be to hold one hundred percent (100%) of the Bank's stock, does not anticipate any immediate change in the number of or status of its employee officers. The status of the Bank's current employees is not expected to be affected by the reorganization.

                                    Property

     The Company is not currently engaged in any business activity and currently owns no property. Upon consummation of the reorganization, the Company will conduct its business from the Bank's offices. It is anticipated that the Company will continue to operate its business from the offices of the Bank immediately following the consummation of the acquisition of the Bank by the Company. Because initially following the consummation of the transaction the Company will not conduct any business other than its ownership of the Bank's stock, the Company will not compensate the Bank for the use of office space in the Bank's main office facility.

                               Board of Directors

     The present Directors of the Company are the same individuals who are presently Directors of the Bank. (For information regarding the present Directors of the Company, See "HISTORY AND BUSINESS OF THE BANK-Board of Directors.") Directors of the Company will be elected to staggered three-year terms commencing in 1997. Upon consummation of the reorganization, the Directors of the Company will own the same percentage of Company stock, as they currently own of Bank stock, assuming there are no dissenters to the transaction who elect to receive the value of their shares in cash.

                     Remuneration of Directors and Officers

     The Company has paid no remuneration, direct or otherwise, to its officers and/or directors since its incorporation. Furthermore, it is not anticipated that the Company's officers and Directors will initially be paid any additional compensation by the Company.

                                Indemnification

     Article Eighth of the Company's Amended Articles of Incorporation provides for indemnification of various persons affiliated with the Company as follows:

                                 ARTICLE EIGHT

     The Corporation shall indemnify its present and past Directors, officers, employees and agents, and such other persons as it shall have powers to indemnify to the full extent permitted under, and subject to the limitations of, Title 17 of the Ohio Revised Code. Additionally, and subject to the limitations set forth below, the Corporation shall indemnify its present and past Directors for personal liability for monetary damages resulting from breach of their fiduciary duty as Directors. Notwithstanding the above, no indemnification for personal liability shall be provided for: (i) any breach of the Directors' duty of loyalty to the Corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and (iii) any transaction from which the Director derived an improper personal benefit.

     INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS, OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT OF 1933, AND IS THEREFORE UNENFORCEABLE.

     Additionally, the provisions regarding indemnification may not be applicable under certain federal banking laws and regulations. For a complete description of the provisions regarding indemnification provided by the Company see "DESCRIPTION OF COMMON STOCK--COMPARATIVE RIGHTS, Indemnification" of this Proxy Statement.

     The Company's provisions regarding indemnification are for the personal benefit of the directors, officers, employees and agents of the Company.

     The reorganization of the Bank into a subsidiary of the Company is not expected to have any effect, positive or negative, on the Bank nor the Company's ability to obtain officers and directors indemnification insurance nor the rates at which such insurance is available.


                        HISTORY AND BUSINESS OF THE BANK

                                   General

     The Bank has operated in Hillsboro as a national banking association since
its charter was issued on December 26, 1879.   The Bank has grown through the
opening of its own branches as well as the acquisition of three branches from Banc Ohio in Greenfield, Ohio in 1987 and one branch from Savings of America in 1993.

     The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, safe deposit facilities, personal loans, real estate mortgage loans, installment loans, IRAs and night depository facilities.

     The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") to applicable legal limits and the Bank is supervised and regulated by the Office of the Comptroller of the Currency.

                                 Competition

     The Bank operates in a highly competitive industry, due to the Ohio law permitting statewide branching by banks and savings and loan associations, and credit unions. Ohio law also permits nationwide interstate banking. The Bank's main competition comes from other commercial banks, national and state savings and loan institutions, security dealers, mortgage bankers, financial companies and insurance companies.

     Banks generally compete with other financial institutions through the banking products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and personal manner in which these services are offered. The Bank encounters strong competition from most of the financial institutions in the Bank's extended market area.

                                  Employees

     As of September 30, 1996, the Bank had 73 full-time employees and 12 part-time employees. The Bank provides a number of benefits for its full-time employees, including health and life insurance, workers' compensation, social security, paid vacations, numerous bank services and a Bonus Plan, Defined Benefit Retirement Plan and Profit
Sharing and 401K Retirement Plan.

                                    Property

     The Bank owns and operates its main office at 100 North High Street, Hillsboro, Ohio 45133, and full-service branch offices at: (i) 1478 North High Street, Hillsboro, Ohio 45133; (ii) 128 South North Street, Washington Court House, Ohio 43160; (iii) 117 South Washington Street, Greenfield, Ohio 45123;
(iv) 102 Jefferson Street, Greenfield, Ohio 45123; and a ATM locations at: (i) 100 North High Street, Hillsboro, Ohio 45133; (ii) 128 South North Street, Washington Court House, Ohio 43160; (iii) 102 Jefferson Street, Greenfield, Ohio 45123; and (iv) 1086 North High Street, Hillsboro, Ohio 45133, at Bob & Carl's Finer Foods.

                                   Litigation

     There is no pending litigation to which the Company, the Bank or the New Bank is a party, other than routine litigation incidental to the business of the Bank. Further, there is no material legal proceeding in which any Director, executive officer, principal shareholder, or affiliate of the Company, the Bank or the New Bank or any associate of any such Director, executive officer, or principal shareholder is a party and has a material interest adverse to the Company, the Bank or the New Bank. None of the routine litigation in which the Bank is involved is expected to have a material adverse impact upon the financial position or results of operations of the Company, the Bank or the New Bank.

                               Board of Directors

     The Bank's Board of Directors is presently composed of 8 members, elected annually.

     The following table sets forth for each of the directors, name, age (as of September 30, 1996), principal occupation(s) during the past five years, the year they first became a director, year of expiration of the current term as a director, and the number of shares of the Bank beneficially owned by such person.

                                  SHARES OF BANK
                                  STOCK BENEFICIALLY     PERCENT OF TOTAL                              PRINCIPAL
        NAME              AGE     OWNED AS OF 9/30/96      OUTSTANDING       DIRECTOR SINCE           OCCUPATION
Paul W. Pence, Jr.        38              250                 0.25%              1981                President, CEO and
                                                                                                     Director of Bank

Donald E. Fender, Jr.     58           13,566.67 (1)         13.57%              1972                Owner Donald E.
                                                                                                     Fender Realty,
                                                                                                     Inc..

Jack Walker               68              725 (2)             0.275%             1974                Retired Insurance
                                                                                                     Consultant

Paul W. Pence, Sr.        81            6,341.67 (3)          6.34%              1964                Retired, Former
                                                                                                     President of the
                                                                                                     Bank

Charles A. Davis          61               50                 0.05%              1983                Retired Charles
                                                                                                     Davis Motor Sales

William Butler            60            1,360 (4)             1.36%               1983               Vice President,
                                                                                                     Union Stock Yards

James R. Vanzant          49               50                 0.05%               1992               Veterinarian

Robert L. Hammond         53               50                 0.05%               1994               Attorney at Law

(1) Includes 12,566.666 shares owned individually by Donald E. Fender, Jr. and 1,000.000 shares owned jointly with Ann F. Fender.
(2) Includes 675.000 shares owned individually by Jack Walker and 50.000 shares owned jointly with Patricia Walker.
(3) Includes 4,958.345 shares owned individually by Paul W. Pence, Sr. and 1,383.332 shares owned individually by Margaret Pence.
(4)  Includes 1,250.000 shares owned individually by William Butler and
     110.000 shares owned individually by Janet S. Butler.

     The following is a list of the executive officer of the Bank, other than Paul W. Pence, Jr., who is listed above, together with share ownership information:


                                              NO. OF SHARES
                                          BENEFICIALLY OWNED IN
   OFFICER               TITLE             BANK AS OF 9/30/95    % OWNERSHIP
--------------  ------------------------  ---------------------  -----------
James D. Evans  Executive Vice President      275                   0.275%

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Bank conducts its business through meetings of the Board. During the fiscal year ended December 31, 1995, the Board of Directors of the Bank held a total of twenty-five (25) regular and special meetings. Each director of the Bank attended at least 75 percent of the total meetings of the Board and committees on which such Board member served during this period.

     The following table describes the standing committees of the Board of Directors and identifies the directors serving on each committee as of December 31, 1995:


                                                 Number of Meetings
  Board Committee           Function                 Held-1995                     Directors Serving
--------------------  --------------------     --------------------  ----------------------------------
Salary and personnel  Conducts                         1                     Donald Fender-Chairman
                      performance reviews                                    Paul Pence, Sr.
                      of the President                                       Jack Walker
                      and Executive Vice                                     Robert Hammond
                      President and
                      additional
                      personnel with the
                      Executive Officers
                      input; establishes
                      bonuses and annual
                      salary increases
                      and to discusses
                      any other
                      compensation and
                      personnel issues.

Loan                  Reviews proposed                 24                    Board as a whole acts
                      loans and monitors                                     as the Loan Committee
                      loan portfolio
                      quality by
                      reviewing existing
                      loans and
                      establishes loan
                      loss reserves.

Audit                 Responsible for                   1                    Board as a whole acts
                      audit of the Bank                                      as the Audit Committee
                      and monitoring                                         with reports received
                      follow-through on                                      from the Internal
                      any corrective                                         Auditor; Paul W.
                      measures deemed                                        Pence, Jr., President
                      necessary.  All                                        of the Bank is not
                      serving must be                                        present for such
                      outside directors.                                     presentations.

Investment            Responsible for the               2                    Donald Fender, Chairman
                      Investments                                            Paul Pence, Sr.
                      Portfolio of the                                       Jack Walker
                      Bank and compliance                                    Robert Hammond
                      with the Bank's
                      Investment Policy;
                      reviews information
                      on GAP position and
                      interest rates;
                      acts as Asset
                      Liability Committee

                                          Number of Meetings
 Board Committee          Function        Held-1995                     Directors Serving
------------------  --------------------  --------------------  ----------------------------------
Strategic Planning  Responsible for              3                         Donald Fender, Chairman
                    long range planning                                    Paul Pence, Jr.
                    for the Bank                                           Additional Bank
                                                                           Personnel

Insurance           Responsible for              0                         Jack Walker, Chairman
                    maintaining                                            James Vanzant
                    appropriate                                            William Butler
                    insurance for the                                      Robert Hammond
                    Bank

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

                 Summary of Cash and Certain Other Compensation

     The following table provides certain summary information concerning compensation paid or accrued by the Corporation and/or its subsidiaries, to or on behalf of the Bank's Chief Executive Officer for the fiscal years ended December 31, 1995 and 1994, and to all executive officers as a group during 1995:

                           SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION


                                                                                    All Other
Name and Principal Position        Year      Salary($)      Bonus($)           Compensation($) (1)
------------------------------     ----      ---------      --------           -------------------
Paul W. Pence, Jr. , President      1995         $100,000       $25,610               $9,105
Merchants National Bank             1994           94,500        11,090                4,613
                                    1993           90,000        22,982                9,191

James D. Evans                      1995          $82,500        10,670              $10,034
Executive Vice President            1994           78,750         4,620                7,828
                                    1993           75,000         9,576                9,575
All Executive Officers as a
Group (two (2) in number)           1995         $237,919 (2)


(1) The Bank pays for an automobile as a "fringe benefit" for its Executive Officers which is not available to employees in general. Includes the Bank's Defined Benefit Plan and 401K Plan contribution on behalf of Mr. Pence and Mr. Evans.

(2) Includes Mr. Pence and  Mr. Evansand and includes all compensation paid.

                            Directors' Compensation

     Directors are paid an annual retainer of $6,000, $250 per Regular Meeting of the Board of Directors (held twice per month), $75 for each Special Meeting of the Board of Directors, if any, and $75 for each Committee Meeting attended.

                                   Bonus Plan

All of the employees of the Bank who are full time or permanent part time employees as of the end of the year are eligible to participate in and Bonus Plan adopted by the Board of Directors in May of 1988. The Plan pays a bonus to all employees based upon the return on average equity of the Bank for the prior year. The payments are based on a scale ranging from payment of a three percent (3%) bonus for return on average equity of 11% to a payment of 14% for return on average equity of 16.5%. The Executive Officers can receive a greater percentage under the plan, which amounts are included in the compensation table above. The payments are allocated based upon the percentage of salary of the individual employee as compared to the total salary paid to all employees. In 1995, the return on average equity of the Bank was 15.77 % which resulted in bonus payments of $321,386 to 79 employees.

                        Defined Benefit Retirement Plan

     The Board of Directors amended The Merchants National Bank Defined Benefit Retirement Plan (the "Plan") effective as of May, 1989. Each employee of the Bank who is at least 21 years of age and has completed one year of "eligibility service" is entitled to participate in the Plan. Pursuant to the Plan, the Bank contributes to a separate trust account on behalf of employees of the Bank an amount determined by an independent actuary necessary to provide the benefits set forth in the Plan. Benefits from the Plan become available to the employee upon retirement, or in the event of death or disability. If employment is terminated prior to normal retirement, the employee receives all "vested" contributions based upon an established vesting schedule.

     As of December 31, 1995, 63 employees were participating in the Plan. During 1995, the Bank contributed $93,213 to the Plan.

                           Employee Vesting Schedule



          Years of Service                      Percentage
          ----------------                      ----------
         Less than 5                             -0-

         5 years or more                        100%

                Profit Sharing and 401K Savings Retirement Plan

     The Bank has a Profit Sharing and 401K Savings Retirement Plan (the "401K Plan") which covers substantially all of its employees. The 401K Plan was adopted in 1994. The purpose of the 401K Plan is to allow the employees of the Bank the opportunity to allow the employees of the Bank to provide for their retirement through a tax deferred program to which the Bank also may contribute. An employee may participate in the 401K Plan after having worked for the Bank for one year and after having reached the age of 21. The contributions to the 401K Plan are made by the employee and are limited to the greater of 15% of the employees' income or $9,500. The Bank may, but is not required to, "match" contributions made by the employees. During 1995, the Bank contributed $0.50 for each $1.00 contributed by the employee on the first 4% of the employee's income. The Bank also has the right under the 401K Plan to make additional discretionary contributions on behalf of employees. Three Directors of the Bank, Messrs. Fender, walker and Pence, Jr. act as Trustees under the 401K Plan. The employees have the option of investing in various funds to met their investment objectives. The employee is entitled to the full value of their 401K Plan at the time of retirement, death or permanent disability. An employee is entitled to receive the full "vested" portion of his or her account upon other termination from the Bank but forfeits the unvested portion.

                           Employee Vesting Schedule


Number of Years of Service                            Percentage
--------------------------                            ----------
        0-5 years                                        0%
         5 years                                       100%

     As of December 31, 1995, 61 employees were participating in the 401K Plan. During 1995, the Bank contributed $19,284 to the Plan.

                               Stock Option Plans

     The Board of Directors has not adopted, nor have the shareholders authorized, any stock option plans or other qualified benefit plans for the benefit of any Bank officer, director, or key employee as of the date of this Proxy Statement.


                              CERTAIN TRANSACTIONS

     There are no existing or proposed material transactions between the Bank and any of the Bank's officers, directors, or the immediate family or associates of any of the foregoing persons, except as indicated below:

     Some of the directors of the Bank, as well as the companies with which such directors are associated, are customers of, and have had banking transactions with the Bank in the ordinary course of the Bank's business and the Bank expects to have such ordinary banking transactions with such persons in the future. In the opinion of management of the Bank, all loans and commitments to lend included in such transactions were made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and did not involve more than a normal risk of collectability or present other unfavorable features.

     The Bank expects to have in the future, banking transactions, in the ordinary course of its business with directors, officers, principal shareholders, and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others and which do not involve more than the normal risk of collectability or present other unfavorable features.


                           SUPERVISION AND REGULATION

     The following is a summary of certain statutes and regulations affecting the Company. This summary is qualified in its entirety by such statutes and regulations.

                                  The Company

     The Company is a registered bank holding company under the Bank Holding Company Act of 1956 (the "Banking Act") as amended, and as such is subject to regulation by the Federal Reserve Board (FRB). A bank holding company is required to file with the FRB annual reports and other information regarding its business operations and those of its subsidiaries. A bank holding company and its subsidiary banks are also subject to examination by the FRB.

     The Banking Act requires every bank holding company to obtain the prior approval of the FRB before acquiring substantially all the assets of any bank or bank holding company or ownership or control of any voting shares of any bank or bank holding company, if, after such acquisition, it would own or control, directly or indirectly, more than five percent (5%) of the voting shares of such bank or bank holding company.

     In approving acquisitions by bank holding companies of companies engaged in banking-related activities, the FRB considers whether the performance of any such activity by a subsidiary of the holding company reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, which outweigh possible adverse effects, such as overconcentration of resources, decrease of competition, conflicts of interest, or unsound banking practices.

     Bank holding companies are restricted in, and subject to, limitations regarding transactions with subsidiaries and other affiliates.

                                      Bank

     The Bank is regulated by the Office of the Comptroller of the Currency ("OCC") as a national banking association organized under the laws of the United States. Deposits of the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") and thus the Bank is subject to certain FDIC rules and regulations. The regulatory agencies have the authority to regularly examine the Bank and the Bank is subject to the regulations promulgated by its supervisory agencies.

Capital

     The FRB, OCC, and FDIC require banks and holding companies to maintain minimum capital ratios.

     In December 1988, the FRB approved final "risk-adjusted" capital guidelines for bank holding companies. The new guidelines became fully implemented as of December 31, 1992. The FDIC has adopted substantially similar risk-based capital guidelines. These ratios involve a mathematical process of assigning various risk weights to different classes of assets, then evaluating the sum of the risk-weighted balance sheet structure against the Company's capital base. The rules set the minimum guidelines for the ratio of capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) at 8 percent. At least half of the total capital is to be composed of common equity, retained earnings, and a limited amount of perpetual preferred stock less certain goodwill items ("Tier 1 Capital"). The remainder may consist of a limited amount of subordinated debt, other preferred stock, or a limited amount of loan loss reserves. At September 30, 1996, on a pro forma basis as if the transaction had been consummated on such date, the Company's consolidated risk-adjusted Tier 1 Capital and total capital, as defined by the regulatory agencies based on the fully phased in 1992 guidelines, were _____ percent and _____ percent of risk-weighted assets, respectively, well above the 4 percent and 8 percent minimum standards mandated by the regulatory agencies.

     In addition, the federal banking regulatory agencies have adopted leverage capital guidelines for banks and bank holding companies. Under these guidelines, banks and bank holding companies must maintain a minimum ratio of three percent (3%), Tier 1 Capital (as defined for purposes of the year-end 1992 risk-based capital guidelines) to total assets. However, most banking organizations are expected to maintain capital ratios well in excess of the minimum levels and generally must keep such Tier 1 ratio at or above 5 percent. As of September 30, 1996, on a pro forma basis as if the transaction had been consummated on such date, the Company's core leverage ratio was _____ percent, well above the regulatory minimum.

     Regulatory authorities may increase such minimum requirements for all banks and bank holding companies or for specified banks or bank holding companies. Increases in the minimum required ratios could adversely affect the Bank and the Company, including their ability to pay dividends.

                             Additional Regulation

     The Bank is also subject to federal regulation as to such matters as required reserves, limitation as to the nature and amount of its loans and investments, regulatory approval of any consolidation or consolidation, issuance or retirement by the Bank of its own securities, limitations upon the payment of dividends and other aspects of banking operations. In addition, the activities and operations of the Bank are subject to a number of additional detailed, complex and sometimes overlapping laws and regulations. These include state usury and consumer credit laws, laws relating to fiduciaries, the Federal Truth-in-Lending Act and Regulation Z, the Federal Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Truth in Savings Act, the Community Reinvestment Act, antiredlining legislation and antitrust laws.

                              Dividend Regulation

     The ability of the Company to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends which may be declared by its subsidiary, the Bank. Generally, a national banking association may not declare a dividend, without the approval of the OCC if the total of dividends declared by such bank in a calendar year exceeds the total of its net profits for that year combined with its retained profits of the preceding two years. In addition, national banks are subject to dividend regulation by their primary federal bank regulatory agency in connection with general supervisory authority as it relates to a bank's requirement to maintain adequate capital.

                      Government Policies and Legislation

     The policies of regulatory authorities, including the OCC, FRB, FDIC and the Depository Institutions Deregulation Committee, have had a significant effect on the operating results of commercial banks in the past and are expected to do so in the future. An important function of the Federal Reserve System is to regulate aggregate national credit and money supply through such means as open market dealings in securities, establishment of the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. Policies of these agencies may be influenced by many factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and fiscal policies of the United States government.

     The United States Congress has periodically considered and adopted legislation which has resulted in further deregulation of both banks and other financial institutions, including mutual funds, securities brokerage firms and investment banking firms. No assurance can be given as to whether any additional legislation will be adopted or as to the effect such legislation would have on the business of the Bank or the Company.

     In addition to the relaxation or elimination of geographic restrictions on banks and bank holding companies, a number of regulatory and legislative initiatives have the potential for eliminating many of the product line barriers presently separating the services offered by commercial banks from those offered by nonbanking institutions. For example, Congress recently has considered legislation which would expand the scope of permissible business activities for bank holding companies (and in some cases banks) to include securities underwriting, insurance services and various real estate-related activities as well as allowing interstate branching.

                               Recent Legislation

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted in 1991. Among other things, FDICIA, requires federal bank regulatory authorities to take "prompt corrective action" with respect to banks that do not meet minimum capital requirements. For these purposes, FDICIA establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.

     The FRB and the FDIC have adopted regulations to implement the prompt corrective action provisions of FDICIA. Among other things, the regulations define the relevant capital measures for the five capital categories. An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio (total capital to risk-weighted assets) of 10 percent or greater, a Tier 1 risk-based capital ratio (Tier 1 Capital to risk-weighted assets) of 6 percent or greater, and a Tier 1 leverage capital ratio (Tier 1 Capital to total assets) of 5 percent or greater, and is not subject to a regulatory order, agreement or directive to meet and maintain a specific
capital level for any capital measure.   An institution is deemed to be
"adequately capitalized" if it has a total risk-based capital ratio of 8 percent or greater, a Tier 1 risk-based capital of 4 percent or greater, and (generally) a Tier 1 leverage capital ratio of 4 percent or greater, and the institution does not meet the definition of a "well capitalized" institution. An institution is deemed to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is
equal to or less than 2 percent.   "Undercapitalized" banks are subject to
growth limitations and are required to submit a capital restoration plan. If an "undercapitalized" bank fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. "Significantly undercapitalized" banks may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions may not, beginning 60 days after becoming "critically undercapitalized," make any payment of principal or interest on their subordinated debt.

     The Bank currently meets the regulatory definition of a "well capitalized" financial institution.

     FDICIA directs that each federal banking agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly traded shares and such other standards as the agency deems appropriate. Such standards have not yet been promulgated and, therefore, their impact on the Company cannot be ascertained.

     On September 29, 1994, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") was signed into law. This Interstate Act effectively permits nationwide banking. The Interstate Act provides that one year after enactment, adequately capitalized and adequately managed bank holding companies may acquire banks in any state, even in those jurisdictions that currently bar acquisitions by out-of-state institutions, subject to deposit concentration limits. The deposit concentration limits provide that regulatory approval by the Federal Reserve Board may not be granted for a proposed interstate acquisition if after the acquisition, the acquirer on a consolidated basis would control more than 10 percent of the total deposits nationwide or would control more than 30 percent of deposits in the state where the acquiring institution is located. The deposit concentration state limit does not apply for initial acquisitions in a state and may be waived by the state regulatory authority. Interstate acquisitions are subject to compliance with the Community Reinvestment Act ("CRA"). States are permitted to impose age requirements not to exceed five years on target banks for interstate acquisitions. States are not allowed to opt-out of interstate banking. National banks are impacted as well as the OCC generally refers to state law to determine appropriate branching provisions for a national bank located in a particular state.

     Branching between states may be accomplished either by merging separate banks located in different states into one legal entity, or by establishing de novo branches in another state. Consolidation of banks is not permitted until June 1, 1997 provided that the state has not passed legislation "opting-out" of interstate branching. If a state opts-out prior to June 1, 1997, then banks located in that state may not participate in interstate branching. A state may opt-in to interstate branching by bank consolidation or by de novo branching by passing appropriate legislation earlier than June 1, 1997. Interstate branching is also subject to a 30 percent statewide deposit concentration limit on a consolidated basis, and a 10 percent nationwide deposit concentration limit. The laws of the host state regarding community reinvestment, fair lending, consumer protection (including usury limits) and establishment of branches shall apply to the interstate branches.

     De novo branching by an out-of-state bank is not permitted unless the host state expressly permits de novo branching by banks from out-of-state. The establishment of an initial de novo branch in a state is subject to the same conditions as apply to initial acquisition of a bank in the host state other than the deposit concentration limits.

     Effective one year after enactment, the Interstate Act permits bank subsidiaries of a bank holding company to act as agents for affiliated depository institutions in receiving deposits, renewing time deposits, closing loans, servicing loans and receiving payments on loans and other obligations.
A bank acting as agent for an affiliate shall not be considered a branch of the affiliate. Any agency relationship between affiliates must be on terms that are consistent with safe and sound banking practices. The authority for an agency relationship for receiving deposits includes the taking of deposits for an existing account but is not meant to include the opening or origination of new deposit accounts. Subject to certain conditions, insured saving associations which were affiliated with banks as of June 1, 1994, may act as agents for such banks. An affiliate bank or saving association may not conduct any activity as an agent which such institution is prohibited from conducting as a principal. If an interstate bank decides to close a branch located in a low- or moderate-income area, it must comply with additional branch closing notice requirements. The appropriate regulatory agency is authorized to consult with community organizations to explore options to maintain banking services in the affected community where the branch is to be closed.

     To ensure that interstate branching does not result in taking deposits without regard to a community's credit needs, the regulatory agencies are directed to implement regulations prohibiting interstate branches from being used as "deposit production offices." The regulations to implement its provisions are due by June 1, 1997. The regulations must include a provision to the effect that if loans made by an interstate branch are less than fifty percent of the average of all depository institutions in the state, then the regulator must review the loan portfolio of the branch. If the regulator determines that the branch is not meeting the credit needs of the community, it has the authority to close the branch and to prohibit the bank from opening new branches in that state.

     On November 18, 1993, the FDIC, together with the Federal Reserve, the OCC and the Office of Thrift Supervision (the "OTS"), published for comment proposed rules implementing the FDICIA requirement that the federal banking agencies establish operational and managerial standards to promote the safety and soundness of federally insured depository institutions. The proposal would establish standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. In general, the standards set forth in the proposal consist of the goals to be achieved in each area, and each institution would be responsible for establishing its own procedures to achieve those goals. Additionally, the proposal would establish a maximum permissible ratio of classified assets to capital and a minimum required earnings ratio. If an institution failed to comply with any of the standards set forth in the proposal, the institution would be required to submit to its primary federal regulator a plan for achieving and maintaining compliance. Failure to submit an acceptable plan, or failure to comply with a plan that has been accepted by the appropriate regulator, would constitute grounds for further enforcement action. Based upon a review of the proposal, management of the Bank believes that the proposal, if adopted in substantially the form proposed, will not have a material adverse effect on the Bank.

     On May 17, 1995, the FDIC, together with the Federal Reserve, the OCC and the OTS issued new regulations under the Community Reinvestment Act ("CRA"). Under the regulations, an institution's performance in meeting the credit needs of its entire community, including low-and moderate income areas, as required by the CRA, is generally to be evaluated under three tests: the "lending test," which would consider the extent to which the institution makes loans in the low- and moderate-income areas of its market; the "service test," which considers the extent to which the institution makes branches accessible to low- and moderate-income areas of its market and provides other services that promote credit availability; and the "investment test," which considers the extent to which the institution invests in community and economic development activities. Because the Bank is defined as a "small institution" under the new rules

(i.e., one with less than $250 million in total assets), the regulations will focus upon the "lending test" specified above. The new regulations will be used to evaluate CRA compliance commencing July 1, 1995 and were fully phased in on January 1, 1996. Based upon a review of the regulations, management of the Bank does not anticipate that the regulations will adversely affect the Bank. The Bank currently complies with the CRA through use of an alternate method of "self-analysis" that allows the Bank to monitor its own response in meeting the needs of the communities that it serves and the Bank should not be significantly affected by these changes.

                              Proposed Legislation

     There have been proposed a number of legislative and regulatory proposals designed to strengthen the federal deposit insurance system and to improve the overall financial stability of the U.S. banking system. It is impossible to predict whether or in what form these proposals may be adopted in the future, and if adopted, what their effect would be on the Company.


                DESCRIPTION OF COMMON STOCK--COMPARATIVE RIGHTS

                                    General

     The authorized common stock of the Company consists of one million five hundred thousand (1,500,000) shares of voting common stock, without par value. The authorized capital stock of the Bank consists of one hundred thousand (100,000) shares of Twenty Dollar ($20.00) par value per share, all of which shares are outstanding.

     Assuming the consummation of the transaction contemplated by the Agreement, and subject to the exercise of dissenters' rights of appraisal, the Company will issue One Million (1,000,000) shares of its no par value common stock to existing shareholders of the Bank on the basis of ten (10) shares of Company common stock for each share of $20.00 par value common stock of the Bank. Assuming no dissenters to the transaction, the Company will, immediately upon the effective date of the transaction contemplated by the Agreement, have a capital structure of one million five hundred thousand (1,500,000) authorized shares of no par value common stock of which one million (1,000,0000) shares will then be issued and outstanding.

                                Voting Rights

     Each share of common stock of the Company and the Bank entitles the holder thereof to one (1) vote on all matters except for the election of directors where shareholders are entitled to vote cumulatively. Under Ohio General Corporation Law and the Articles of Incorporation of the Company, shareholders of the Company will continue to have cumulative voting rights. (See "DESCRIPTION OF COMMON STOCK COMPARATIVE RIGHTS--Cumulative Voting.") Pursuant to the Company's Code of Regulations, the affirmative vote of 66 2/3 percent of the shares represented at a duly called meeting for such purpose may remove any one or all of the directors of the Company. Pursuant to federal banking law, the affirmative vote of a majority (greater than 50 percent) of the shares represented at a duly called meeting for such purpose may remove any one or all of the directors. A special meeting of shareholders of the Bank may be called by shareholders of the Bank who own not less than twenty-five percent (25%) of the voting power of the Bank.
Similarly, a special meeting of shareholders of the Company may be called by shareholders who own in the aggregate not less than twenty-five percent (25%) of the stock of the Company.

                             Antitakeover Measures

     A vote of the holders of at least two-thirds (2/3) of the issued and outstanding common shares of capital stock of the Bank is required to effectuate a voluntary liquidation of the Bank, reorganization of the Bank, merger or consolidation of the Bank with another bank, or the increase or decrease of the Bank's authorized or outstanding capital stock. A two-thirds (2/3) vote of the issued and outstanding stock is also required for such transactions of the Company, unless a higher or lower voting requirement is established in the Company's Articles of Incorporation. Pursuant to the Articles of Incorporation of the Company, a majority vote of the issued and outstanding shares is sufficient to amend the Articles of Incorporation of the Company, other than Article Sixth. In accordance with Article Sixth of the Articles of Incorporation of the Company a "business combination" (which includes any merger or consolidation; sale, lease exchange, mortgage, pledge or other disposition of greater than 10 percent of the assets of the Company; issuance or sale of any securities of the Company; adoption of a plan of liquidation by the Company) requires the approval of eighty percent (80%) of the total outstanding shares of common stock and sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of common stock held by the Independent Shareholders (as defined in Article Sixth), unless such "Business Combination" has been approved by the "Continuing Directors." In addition, amendment of Article Sixth of the Company's Articles of Incorporation may also require the vote of eighty percent (80%) of the Company's outstanding shares and shares held by sixty-six and two-thirds percent (66 2/3%) of the Independent Shareholders if such amendment is not approved by the Continuing Directors as defined by Article Sixth. Because the Executive officers and Directors of the Company will own approximately 22.67%% percent of the shares of the Company (assuming consummation of the proposed consolidation and assuming there are no dissenting shareholders to the transaction), a "Business Combination" with an Interested Shareholder may be difficult to approve without the consent of the Continuing Directors (as such term is defined by Article Sixth) and Management. The Bank currently has no antitakeover provision which is substantially similar to Article Sixth of the Company's Articles of Incorporation. (See "ANTITAKEOVER MEASURES.")

                              Right of Redemption

     The Bank has limited ability to buy its outstanding shares (redeem its shares) from its shareholders. The Company is specifically empowered by its Articles of Incorporation and Ohio General Corporation Law to buy its shares of outstanding common stock from its shareholders, at the mutual accord of the shareholder and Company.

                               Liquidation Rights

     In the event of liquidation, holders of common stock of the Company and the Bank are entitled to similar rights as to assets distributable to shareholders on a pro rata basis.

                               Preemptive Rights

     Holders of common stock of the Company will not have the preemptive right to subscribe for or to purchase any additional securities which may be issued by the Company as provided by the Ohio General Corporation Law. Holders of common stock of the Bank currently do have preemptive rights to subscribe for or to purchase additional securities issued by the Bank as provided by federal banking law.

     Preemptive rights permit a shareholder to subscribe to a sufficient number of shares so as to maintain their relative pro rata ownership upon the issuance of additional shares by a corporation, except in certain circumstances.

                               Dissenters' Rights

     Shareholders of the Corporation and the Bank have similar dissenters' rights in certain transactions pursuant to federal banking and Ohio general corporate law. Under Section 1701.85 of the Ohio Revised Code, and Section 215 of Title 12 of the United States Code, shareholders of the Company and the Bank may elect to dissent from a merger, consolidation or sale of substantially all of the assets of an Ohio corporation and a national bank and receive the fair cash value of their shares.

                               Cumulative Voting

     Each share of common stock of the Company and Bank entitles the holder thereof to one (1) vote on all matters except for the election of directors where shareholders are entitled to vote cumulatively. The shareholders of the Bank currently have the right to cumulate their shares in the election of Directors. Shareholders of the Company will have cumulative voting rights as required by Ohio law. The Company may, as permitted by Section 1701.69 of the Ohio Revised Code, propose to shareholders that the Articles of Incorporation of the Company be amended to delete the right to vote cumulatively in the election of Directors. In the event the Company would propose such an amendment to shareholders, all shareholders would be entitled to notice of the proposed amendment as provided by law and such an amendment would be subject to other requirements as to the number of shares which could be voted against the proposed amendment. The adoption of such amendment would require the affirmative vote of the holders of a majority of the stock entitled to vote in the election of Directors.

     A shareholder voting cumulatively may cast the number of shares he owns times the number of Directors to be elected in favor of one nominee or allocate such votes among the nominees as he determines.

                                Indemnification

     The Company's Articles of Incorporation provide for indemnification of officers, directors, employees and agents to the fullest extent permitted by Ohio law. Similarly, the Articles of Association of the Bank provide for indemnification of directors and officers of the Bank. Ohio law provides for indemnification in both derivative and nonderivative actions.

     Ohio law generally provides for the payment of expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding if he had no reasonable cause to believe his conduct was unlawful. However, in derivative suits, if the suit is lost, no indemnification is permitted in respect of any claim, issue or matter as to which the prospective indemnitee is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, a court of competent jurisdiction determines upon view of all the circumstances of the case, the prospective indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Further, this indemnity in derivative suits is limited to expenses incurred in defending the suit, not the amount of any judgment, fine or other penalty levied against the prospective indemnitee. Finally, no indemnification may be provided in any action or suit in which the only liability asserted against a director is pursuant to a statutory provision outlawing loans, dividends, and distribution of assets under certain circumstances.

     The Articles of Incorporation of the Company provide that the Company shall indemnify its past and present directors for personal liability for monetary damages resulting from breach of their fiduciary duty as directors, except in certain instances involving a breach of a director's duty of loyalty to the Company, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, liability based upon illegal distribution of dividends and liability based upon a transaction from which the Director derived an improper personal benefit. The Bank does not have a similar specific provision regarding indemnification of past and present directors for monetary liability resulting from the breach of their fiduciary duties.

     The provisions regarding indemnification may not be applicable under certain federal banking and securities laws and regulations.

                                Dividend Rights

     Dividends may be paid on common stock of the Company as are declared by the Board of Directors out of funds legally available therefor. Dividends may not exceed the surplus of the Company, as defined by the Ohio General Corporation Act, and may not be declared if the Company is insolvent or would thereby be made insolvent. (See "SUPERVISION, REGULATION AND LEGISLATION--The Company.")

     Dividends may be paid on common stock of the Bank as are declared by the Board of Directors out of funds legally available therefor. Dividends paid by the Bank on its common stock must be declared out of the net profits of the Bank.

                           Transfer and Assessability

     Transfer of common stock of the Company may not be restricted by the Company and, when issued, common stock of the Company is fully paid and nonassessable.

     The transfer of common stock of the Bank may not be restricted, except as is reasonably calculated by the Bank to simplify the work of the Bank with respect to stock transfers, voting at shareholders' meetings and related matters, and to protect it against fraudulent transfers. The common stock of the Bank is subject to assessment by the Board of Directors in order to restore capital impaired by losses or otherwise, and shares owned by public shareholders who fail to pay any assessment may be sold at public or private sale.


                             ANTITAKEOVER MEASURES

Discussion of Fair Price and Supermajority Vote Provisions

     The Company's Amended Articles of Incorporation contain a "Fair Price" and "Supermajority Vote" provision. Such provision has been included in the Company's Articles of Incorporation based on the fact that certain tactics have become relatively common in corporate takeover practice, including the accumulation of a substantial block of stock as a prelude to an attempted takeover or proxy fight or the use of a partial tender offer followed by a second step merger or Business Combination involving less favorable considerations than were offered in the partial tender offer. The Board considers that such tactics can be highly disruptive and can result in dissimilar and unfair treatment of shareholders.

     The Fair Price and Supermajority Vote provisions are designed to encourage potential takeover bidders to negotiate at arms length with the Board of Directors. In the absence of such negotiations, the provisions are intended to achieve a measure of assurance that any multistep attempt to take over the Company is made on terms that offer similar treatment to all shareholders. Neither the proposed fair price provision nor the supermajority vote provision will impede a takeover that is approved by a majority of the directors of the Company who are unaffiliated with a 10 percent or more shareholder.

     The Board of Directors is not aware of any current efforts to obtain control of the Bank or to effect substantial accumulations of its common shares. The provisions are proposed in order to have in place appropriate safeguards to protect the shareholders in light of numerous two-step takeover attempts for public corporations and in light of developments in legislation regarding interstate banking.

     An effect of the Fair Price provision and the Supermajority Vote provision is to make more difficult the consummation of a Business Combination with a 10 percent or more shareholder in the absence of the approval of the Board of Directors of the Company. Accordingly, the provisions may discourage takeover attempts which are not supported by the Board of Directors even in transactions which may be supported by a majority of shareholders. (See "Purpose and Effect of Amendments to Articles of Incorporation Concerning Fair Price and Supermajority Vote Provisions.")

Reasons for Fair Price and Supermajority Vote Provisions

     The Board of Directors of the Bank and the Company (which Boards are comprised of the same individuals and, therefore, the Agreement was not the result of any arms-length negotiation) unanimously approved the Agreement, which Agreement provides for the exchange of Company common shares for Bank common shares. Company common shares are subject to the provisions of its Articles of Incorporation, including Article Sixth, which Articles of Incorporation were adopted at the direction of and with the approval of the Bank's and Company's Boards of Directors. The so-called "Fair Price" and "Supermajority Vote" provision would be applicable in the case of certain Business Combinations with a shareholder owning ten percent (10%) or more of the voting stock of the Company, except for stockholders who currently own more than ten percent (10%) of the stock of the Bank, until such person would acquire twenty percent (20%) of the stock of the Company. Such an exception currently is applicable to Donald E. Fender, Jr., the Chairman of the Board of the Bank, who with his wife currently owns approximately 13.57% of the outstanding stock of the Bank, and Virginia R. Fling and Albert Fling, stockholders of the Bank, who currently own approximately 11.51% of the Bank. The Board of Directors determined that the provisions are desirable to assure all shareholders fair and equitable treatment in the event of certain types of "two-step" acquisition transactions.

     There have been a number of takeovers of publicly owned corporations accomplished by the purchase of a control block of stock by means of open market purchases or by means of a tender offer made directly to a target corporation's shareholders at a price above the prevailing market price, followed by a second-step merger or other Business Combination. The value of the consideration given for the acquired corporation's shares in the second step of such an acquisition may be, and frequently is, less than the value paid in the first step and/or the form of the consideration in the first step. The Board of Directors is concerned that the interest of all shareholders may not be adequately protected in such a two-step acquisition.

     The Bank has a large number of long-term shareholders who individually hold a small number of Bank common shares. The Board believes that sophisticated arbitrageurs and other market professionals are generally in a better position to take advantage of the more lucrative first step transaction, while long-term shareholders will often, as a practical matter, be compelled to accept the less favorable consideration payable in the second step merger or other Business Combination. Although the remaining shareholders subject to the second step may have available certain legal remedies in such a situation, including the right to dissent under Ohio law in a merger and certain other Business Combinations, the enforcement of such rights or remedies by a minority shareholder may involve significant expense, delay and uncertainty.

     The Board of Directors has also observed that there have been significant developments in the area of interstate banking. Previously, under the Bank Holding Company Act, a bank holding company was generally prohibited from acquiring the voting stock or assets of a bank or bank holding company located outside the state where the principal operations of the acquiring bank holding company were conducted, unless statutes of the state where the bank or the bank holding company to be acquired is located expressly authorize such an acquisition. Several states, including Ohio (effective January 1, 1991), adopted, in various forms, statutes authorizing out-of-state bank holding companies to acquire banks and bank holding companies located in their states. Such statutes increased the number of potential acquirors of the Bank. In addition, the impact of the Reigle/Neal Act discussed in "Recent Legislation" above will accelerate such out of state transactions.

     The potential for future use of the two-step acquisition and further expansion of interstate banking have convinced the Board of Directors of the Bank and the Company that these provisions are desirable in order to preserve for the shareholders the benefits which will accrue to the Company and its subsidiary, the Bank, including its increased ability to compete in the significantly deregulated banking industry.

Summary of Fair Price and Supermajority Vote Provisions

     The following summary is qualified by reference to the full text of the Amended Articles of Incorporation (attached hereto as Appendix II). Capitalized terms used throughout this discussion of Article Sixth shall have the meaning given to such terms in Article Sixth of the Company's Articles of Incorporation. Article Sixth contains both a "Fair Price" and "Supermajority Vote" provision.

     Under the "Fair Price" provision, no Business Combination may be effected without the approval of the Continuing Directors, unless either:

(i) Approved by holders of not less than 66 2/3 percent of the Voting Stock held by all Independent Shareholders voting together as a class; or

(ii) The minimum price and other requirements and conditions set forth in
     Article VI (D.) are complied with

     It is possible that, if the Interested Shareholder has not made a recent purchase of Corporation stock, the "Fair Price" might be a price paid by the Interested Shareholder several years ago. That price may have no relation to the present market value of the stock, particularly if the stock has declined in value during the interim period.

     As the fair price is an aggregate of the cash and Fair Market Value of property paid plus interest paid on such property from the date the Interested Shareholder became such to the date of consummation, a determination of whether the price paid satisfies the Fair Price provision may conceivably not be made until the date of consummation. Due to this uncertainty of whether the Fair Price provision has been satisfied, the actual vote required at the meeting of shareholders may not be determinable until consummation. This uncertainty may preclude an Interested Shareholder from actually determining the price required to satisfy the Fair Price provision, even if the Interested Shareholder had every intention of doing so.

     The uncertainty associated with the Fair Price provision may have the effect of encouraging an Interested Shareholder who is not assured of the eighty percent (80%) Supermajority Vote to negotiate any proposed Business Combination with the Board of Directors, and more specifically, negotiate with the Continuing Directors.

     The purpose of the foregoing conditions is to require, in the absence of the approval of the Continuing Directors or holders of at least 66 2/3 percent of all Voting Stock held by the Independent Shareholders, that the Independent Shareholders receive in a Business Combination the "minimum price" specified in Article Sixth (D.), which is the highest price per share paid by the Interested Shareholder in acquiring shares of such class or series or, if greater, in the case of preferred stock, the amount of the per share redemption price, plus interest, less cash dividends received. The form of the consideration would be the same as previously paid by the Interested Shareholder to acquire the largest number of shares of such class or series. The conditions in Article Sixth (D.)(3) are to deter the Interested Shareholder from self-dealing or taking advantage of its equity position in the Corporation.

     Article Sixth also contains a "Supermajority Vote" provision. The vote required by the Supermajority Vote provision is in addition to any vote required by the Fair Price Provision. Under the Supermajority Vote provision, no Business Combination with an Interested Shareholder may be effected without the approval of the Continuing Directors, unless approved by holders of not less than eighty percent (80%) of the outstanding Voting Stock voting together as a single class. (This 80 percent Supermajority Vote requirement includes the vote of the Interested Shareholder.)

     Any vote of Shareholders of the Corporation under Article Sixth is in addition to any required vote of the holders of any class of shares of capital stock of the Corporation and is required notwithstanding that no shareholder vote or a lesser percentage shareholder vote may be required by law or other provisions of the Articles of Incorporation.

     All actions required to be taken by the Continuing Directors under Article Sixth shall be taken by the vote or written consent of two-thirds (2/3) of the Continuing Directors. In the event that the number of Continuing Directors is at any time less than five (5), all power and authority of the Continuing Directors under Article Sixth shall cease, including the authority to approve Business Combinations and successor Continuing Directors and filling director vacancies. The Continuing Directors are given authority under Article Sixth to determine, consistent with their fiduciary obligations, such matters as whether any person is an Interested Shareholder; Fair Market Value of property, securities and other noncash considerations; and other matters.

     Provisions of Article Sixth (H) restrict the manner in which the Article may be repealed, amended, supplemented or otherwise modified.

Comparison with Current Requirements

     Under Federal Banking Law, the following transactions or actions generally require shareholder approval:

(i)    To effect a merger or consolidation;

(ii) To sell or otherwise dispose of all or substantially all the assets of the Corporation;

(iii)  To dissolve the Corporation; and

(iv)   To adopt amendments to its Articles of Association.

     The Shareholder vote required by Federal Banking Law to authorize any of the foregoing is two-thirds (2/3) of the voting power of the Bank on such proposals. It should be noted, however, that certain transactions are included within the definition of Business Combinations which would not, in absence of the proposed Fair Price and Supermajority Vote provisions, require any shareholder approval. In addition, under the Fair Price provision, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Voting Stock held by the Independent Shareholders voting as a single class is required to approve a Business Combination with an Interested Shareholder in the absence of the approval of the Continuing Directors or in the absence of compliance with the minimum price and other conditions and requirements of the Fair Price provision.

     The Board of Directors has determined that encouraging a prospective purchaser to negotiate directly with the Board and Management will be beneficial to all shareholders. The Board has determined that it and Management, in consultation with their professional advisors, are in the best position to assess the business and prospects of the Company. Accordingly, the Board is of the opinion that negotiations between the Company and a potential acquiror will increase the likelihood that shareholders will receive a higher price for their shares.

     The fair price and supermajority vote provisions may have the effect of protecting the incumbent Board of Directors and management by discouraging takeover attempts which are not supported by the Board and management. As a result, shareholders may not have the opportunity to sell some or all of their shares in such a takeover attempt. Tender offers for control usually involve a purchase price higher than the prevailing market price and may result in a bidding contest between competing takeover bidders. In addition, these "antitakeover" provisions could affect the price of the Company's common shares by making it less attractive to persons who invest in securities in anticipation of an increase in price if a takeover attempt occurs. On the other hand, defeating undesirable tender offers can be expensive and disruptive. The fair price and supermajority vote provisions may also deter an Interested Shareholder from proceeding with a second-step business combination unless approved by the Continuing Directors, especially if the market price of the Company shares had declined from the highest price paid by the interested shareholder in acquiring shares of such class. Furthermore, unless the Continuing Directors approve a business combination, these "antitakeover" provisions would give the holder of a minority of the total outstanding shares a veto power over a business combination with an Interested Shareholder notwithstanding that the other shareholders, including the Interested Shareholder, may believe the business combination to be desirable or beneficial.

Classified Board of Directors and Supermajority Vote Required to Remove
Directors

     The Company's Board of Directors will be divided into three classes commencing with the annual meeting of shareholders in 1997, and each class will be elected for a three-year term. The classified election system for Directors provides continuity of Directors and also serves as a defense against unwanted takeovers. Shareholders desiring to change a majority of the Board would have to wait two years, in that one class of the Directors are elected annually. This may discourage potential acquirors of the Company's shares from making acquisitions of the Company's shares.

     The Bank's Articles of Association do not currently provide for a classified system for the election of Directors. At the effective date of the consolidation, all of the Directors of the Bank will be Directors of the Company and will be subject to reelection as Directors of the Company at the annual meeting of shareholders of the Company in 1997.

Additional Considerations

     Federal law requires prior approval by the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency before any company acquires control of a bank or bank holding company. Independent of any provision of the Company's Articles of Incorporation or Code of Regulations, the requirement for such regulatory approval may delay efforts to obtain control over the Company.

     The Company is an Ohio-chartered corporation and, as an "issuing public corporation" under the laws of Ohio, is subject to the provisions of the Ohio Control Share Acquisition Statute (ORC Section 1701.831) and the Merger Moratorium Act (ORC Section 1704). Pursuant to the Ohio Control Share Acquisition Statute, the purchase of certain levels of voting power of the Company (one-fifth or more, one-third or more, or a majority) can be made only with the prior authorization of at least a majority of the total voting power of the Company and a separate prior authorization of the holders of at least a majority of the voting power held by shareholders other than the proposed purchaser, officers of the Company and Directors of the Company who are also employees. This law has the potential effect of deterring certain potential acquisitions of the Company which might be beneficial to shareholders. The Merger Moratorium Act, enacted in 1990, prohibits certain Ohio corporations from engaging in specified types of transactions with an "interested shareholder" for a period of three years after the shareholder becomes an "interested shareholder" unless the shareholder receives the approval of the Corporation's Board of Directors prior to the acquisition of shares or the consummation of the specified type of transaction. The anticipated effect of the Merger Moratorium Act is to encourage a potential acquiror to negotiate with a target Corporation's Board of Directors prior to obtaining a 10 percent or greater block of shares in the Corporation.

     The Company has 1,500,000 shares of authorized common stock of which, after consummation of the proposed reorganization, there will be 1,000,000 issued and outstanding. Therefore the Company will have 500,000 shares of its authorized common stock available for future issuance, without further action by the shareholders of the Company, by the Board of Directors for any proper corporate purpose. These shares could be issued into "friendly" hands by the Board of Directors of the Company in the event of an attempt to gain control of the Company without the approval of the incumbent members of the Board of Directors. Because the Company's excess authorized shares could be utilized in this manner, they represent a potential "antitakeover" device.

     The Company's Articles of Incorporation and Code of Regulations currently contain no other provisions that were intended to be or could fairly be considered as antitakeover in nature or effect. The Board of Directors has no present intention to amend further the Articles of Incorporation or Code of Regulations to add any antitakeover provisions. These antitakeover provisions are not the result of Management's knowledge of any effort to obtain control of the Company by any means.


                                    REPORTS

     The Company will furnish its shareholders with annual reports containing audited financial statements and may provide quarterly reports containing financial information.


                                 LEGAL OPINION

     Legal matters in connection with the issuance of common stock of the Company in the consolidation will be passed upon by special counsel in connection with the reorganization, Werner & Blank Co., L.P.A., Toledo, Ohio.


                                 OTHER MATTERS

     The management of the Bank is not aware of any other matters to be presented for consideration at the meeting or any adjournments thereof. If any other matters should properly come before the meeting, it is intended that the persons' names in the enclosed proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.

                             ADDITIONAL INFORMATION

     This Prospectus and Proxy Statement constitutes part of the Registration Statement covering the shares to be offered pursuant to the consolidation transaction by the Company, as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. This Prospectus and Proxy Statement does not contain all the information set forth in such Registration Statement and the exhibits thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

     Such Registration Statement may be inspected, without charge, at the principal office of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C., and copies of all or part thereof may be obtained from the Securities and Exchange Commission upon payment of its prescribed fees.

                                     By Order of the Board of Directors of
                                     Merchants National Bank



                                     Paul W. Pence, Jr., President

                                   APPENDIX I

                            CONSOLIDATION AGREEMENT

                            CONSOLIDATION AGREEMENT

     This CONSOLIDATION AGREEMENT (hereinafter called the "Agreement") dated as of October __, 1996 between Merchants National Bank, Hillsboro, Ohio (hereinafter called the "Bank") and Hillsboro Interim Bank (hereinafter called the "New Bank") joined in by Merchants Bancorp, Inc. (hereinafter called the "Corporation"), as the parent corporation of New Bank.

                                  WITNESSETH:

     WHEREAS, the Bank and the New Bank are each national banking associations duly organized under the laws of the United States, each with its principal office in the City of Hillsboro, County of Highland, State of Ohio. The Bank is a banking corporation engaged in the business of banking. The New Bank is a banking corporation which is not engaged in the business of banking and will not be engaged in the business of banking prior to the consolidation as provided herein. New Bank and Bank shall consolidate pursuant to the provisions of 12 U.S.C. Section 215 of the banking laws of the United States, under the charter of Bank and with the name "Merchants National Bank."

     WHEREAS, as of December 31, 1995, the capital funds of the Bank consisted of capital stock of $2,000,000, divided into 100,000 shares of common stock of a par value of $20.00 per share, surplus of $1,600,000 and undivided profits, including capital reserves and unrealized gains on "available for sale securities" of $12,207,401, for total equity capital of $15,962,857.

     WHEREAS, an application to charter New Bank has been submitted to and approved by the Office of the Comptroller of the Currency and, upon the effective date of the Consolidation, the New Bank will have capital stock of $100,000, divided into 1,000 shares of common stock of the par value of $100.00 per share and surplus of $20,000 for total capital funds of $120,000.

     WHEREAS, all of the shares of the Bank and the New Bank outstanding immediately prior to the Consolidation of New Bank and Bank (the
"Consolidation") will be owned by the Corporation immediately following the Consolidation, and such shares of the New Bank will be retired and canceled by the Corporation immediately subsequent to the Consolidation.

     WHEREAS, Corporation is a for-profit corporation duly organized under the laws of the State of Ohio which has its registered office in the City of Hillsboro, County of Highland, State of Ohio. As of the date hereof, Corporation has 850 common shares without par value authorized, one (1) organizational share of which is currently issued and outstanding, and which will be canceled in connection with the Consolidation. In connection with the Consolidation, the Articles of Incorporation of the Company will be amended to increase the authorized shares to 1,500,000.

     WHEREAS, from and after the time the Consolidation becomes effective, and as and when required by the provisions of this Agreement, the Corporation will issue shares of its common stock as hereinafter provided.

     WHEREAS, a majority of the Board of Directors of the Bank and a majority of the Board of Directors of the New Bank, respectively, approved this Agreement and authorized its execution, and a majority of the Board of Directors of the Corporation has approved this Agreement, undertaken that the Corporation shall join in and be bound by it, and authorized the undertaking hereinafter made by the Corporation.

     NOW, THEREFORE, in consideration of the premises, covenants and conditions contained herein, the Bank and the New Bank hereby enter into this Agreement and prescribe the terms and conditions set forth herein.

1. Consolidation. The New Bank and the Bank shall be consolidated under the Charter of the Bank pursuant to the provisions of, and with the effect provided under 12 U.S.C. Section 215.

2. Name, Articles and Bylaws. Upon the Consolidation becoming effective, the name of the Bank (hereinafter called the "Consolidated Bank" whenever reference is made to it as of the time of Consolidation or thereafter) shall be "Merchants National Bank," its Articles of Association shall be the current Articles of Association of the Bank, and its Bylaws shall be the current

Bylaws of the Bank upon the effective date of the Consolidation. The principal office of the Consolidated Bank shall be the currently existing principal office of the Bank and the Consolidated Bank shall continue to operate all legally established branches of the Bank.


3. Effect of Consolidation. Upon the Consolidation becoming effective, the corporate existence of the Bank and the New Bank shall be consolidated into and continued in the Consolidated Bank, as provided by the aforementioned federal banking laws, and the Consolidated Bank shall be deemed to be the same association as the Bank and the New Bank combined, possessing all the rights, interests, privileges, powers and franchises and being subject to all restrictions, liabilities and duties of each. All and each of the rights, interests, privileges and franchises of the Bank and New Bank and all property, real, personal and mixed, and all debts due to the Bank and New Bank on whatever account, shall be transferred to and vested in the Consolidated Bank without any deed or other transfer and without any order or other action on the part of any court or otherwise; and, all property, rights, privileges, powers, franchises and interests and each and every other interest of the Bank or New Bank shall be thereafter the property of the Consolidated Bank. The Consolidated Bank, by virtue of the Consolidation, and without any order or other action on the part of any court or otherwise, shall hold and enjoy the same and all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, guardian of mentally incompetent persons and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by the Bank and New Bank immediately prior to the Consolidation of the Bank and the New Bank.

4. Liabilities. Upon the Consolidation becoming effective, the Consolidated Bank shall be liable for all deposits, debts, liabilities, obligations and contracts of the Bank and of the New

Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against on balance sheets, books of account, or records of the Bank or the New Bank, as the case may be, shall be those of the Consolidated Bank, and shall not be released or impaired by the Consolidation; and, all rights of creditors and other obligees and all liens on property of either the Bank or the New Bank shall be preserved unimpaired.

5. Conversion, Exchange and Consolidation of Shares. Upon the Consolidation becoming effective:

      (a) The shareholders of the Bank of record at the time the Consolidation becomes effective shall be allocated and entitled to receive shares of the common stock of the Corporation, without par value, at the rate of ten (10) such shares of the Corporation for each one (1) share of the common stock of the Bank.

      (b) Each share of the common stock of the Bank shall, ipso facto and without any action on the part of the holder thereof, become and be converted into ten (10) shares of the common stock of the Corporation, and outstanding certificates representing shares of the common stock of the Bank shall thereafter represent shares of the common stock of the Corporation, and such certificates may be exchanged by the holders thereof, after the Consolidation becomes effective, for the new certificates for the appropriate number of shares bearing the name of the Corporation.

      (c) The amount and number of shares of capital stock of the Bank outstanding immediately before the Consolidation becomes effective (specifically, $2,000,000, divided into 100,000 shares of common stock of a par value of $20.00 each, surplus of $1,600,000 and undivided profits of $12,207,401, such figures being adjusted to reflect all increases, if any, in the capital stock of the

           Bank between the date hereof and immediately prior to the Consolidation) shall be increased in the amount and the number of shares of the capital stock of the New Bank outstanding immediately before the Consolidation becomes effective (specifically, $100,000, divided into 1,000 shares of the par value of $100.00 each, $20,000 Surplus and no undivided profits or capital reserves). Upon the effective date of the Consolidation, the capital stock of the New Bank will be retired and canceled.

      (d) Upon and by reason of the Consolidation becoming effective, stock shall be allocated as follows:

            (i) To shareholders of the Bank of record at the time the Consolidation becomes effective there shall be allocated ten (10) shares of common stock of the Corporation for each one (1) share of common stock of the Bank held of record at the time of the Consolidation and
            (ii) To the Corporation there shall be allocated the
                 amount and the number of shares of capital stock of the Consolidated Bank of the par value of $20.00 each, which shall be equal to the amount and the number of shares of capital stock of the Bank outstanding immediately before the Consolidation.

      (e) No dividend, except if and to the extent permitted by the Board of Directors of the Corporation, payable by the Corporation as of any date subsequent to the date the Consolidation becomes effective, shall be payable to any holder of shares of the Corporation evidenced by any certificate for stock of the Bank outstanding on the effective date of the Consolidation, unless and until such outstanding certificate for Bank stock shall have been surrendered to the Corporation in exchange for a certificate or certificates evidencing shares of the common stock of the Corporation. Upon the surrender of any such Bank certificate for a new certificate or certificates evidencing shares of the common stock of the Corporation, there shall be paid to the holder of the certificate the amount of dividends payable by the Corporation as of a date subsequent to the effective date of the Consolidation and not theretofore paid on such shares of its common stock.

6. Employee Benefit Plans. Any employee benefit plan of Bank shall not be terminated upon consummation of the Consolidation, but shall continue thereafter as the plan of the Consolidated Bank. The parties hereto may enter into a succession agreement relating to such plans to reflect such continuation, to adapt such plans to the corporate structure existing from and after the Consolidation becomes effective, and to make provisions for the employees of the Corporation to participate therein, all in such manner as the Boards of Directors of the respective parties may deem necessary or desirable.

7. Directors and Officers. The Board of Directors and Officers of the Consolidated Bank, upon the Consolidation becoming effective, shall consist of all persons who are directors or officers, as the case may be, of the Bank immediately before the Consolidation becomes effective.

8. Shareholder and Regulatory Approvals. This Agreement shall be submitted to the shareholders of the Bank and the New Bank for ratification and confirmation at meetings to be called and held in accordance with the applicable provisions of law and the respective Articles of Association and Bylaws of the Bank and the New Bank. The Bank and the New Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Consolidation on the terms herein provided; including, without being limited to, the preparation and submission of an application to the Office of the Comptroller of the Currency to charter
New Bank and application for approval under the provisions of Section 18(c) of the Federal Deposit Insurance Act, as amended, for prior approval to effect the Consolidation, and, incident thereto, to establish a branch or branches under
Section 9 of the Federal Reserve Act (12 USC 321), and an application by the Corporation to the Federal Reserve System to acquire the Bank through the Consolidation.

9. Dissenters' Rights. A shareholder of the Bank who votes against the Consolidation at the meeting of shareholders of the Bank held for the purpose of considering the Consolidation or who gives notice in writing to the Bank at or prior to such meeting that he dissents from the Consolidation, shall be entitled to receive in cash, as provided in 12 U.S.C. Section 215, from the
Consolidated Bank if and when the Consolidation is consummated.   A copy of the
relevant portions of Section 215 of the National Banking Laws is attached hereto as Exhibit A.

10. Conditions. Effectuation of the Consolidation herein provided is conditioned upon the following:

      (a) Ratification and confirmation of this Agreement by vote of the shareholders of the Bank and the New Bank, as required by law; and

      (b) Procurement of the consent of the Office of the Comptroller of the Currency, Board of Governors of the Federal Reserve, and all other necessary consents and approvals, and satisfaction of all other requirements prescribed by law which are necessary for consummation of the Consolidation.

11. Termination. If any of the following shall occur, then this Agreement may be terminated at any time before the Consolidation becomes effective, by the written notice by either the Bank or the New Bank to the other of them, authorized or approved by resolution adopted by the Board of Directors of one of them giving such notice:

      (a) The number of shares of capital stock of the Bank voted against the Consolidation, or in respect of which written notice is given purporting to dissent from the Consolidation, shall exceed five percent (5%) of the outstanding shares; or
      (b) Any action, suit, proceeding or claim has been instituted, made or threatened relating to the proposed Consolidation; or
      (c) Any action, consent or approval, governmental or otherwise, which is, or in the opinion of counsel for the Bank, may be necessary to permit or enable the Consolidated Bank, upon and after the Consolidation, to conduct all or any part of the business activities of the Bank up to the time of the Consolidation, in the manner in which such activities and businesses are then conducted, shall not have been obtained; or

      (d) Rulings from the Internal Revenue Service, or any opinion of counsel in lieu thereof, satisfactory in form and substance to the Bank and counsel for the Bank with respect to tax consequences of the Consolidation and transactions referred to herein shall not have been obtained and remain in effect; or

      (e) In the event of the mutual agreement to terminate the transactions contemplated by this Agreement, rendered by a resolution electing to terminate, and adopted by the Boards of Directors of the Bank and the New Bank.

     Upon termination by written notice, as provided in this Section 11, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of any of the Bank, the New Bank, the Corporation or the directors, officers, employees, agents or shareholders of any of them.

12. Effective Time. Subject to the terms of this Agreement and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Consolidation shall become effective at the time specified in the certificate of the Comptroller of the Currency approving the Consolidation.

13. Agreement of Directors. Each of the natural persons whose signature is appended to this Agreement as a Director of the Bank hereby covenants and agrees with each of the other natural persons whose signature is appended to this Agreement as a Director of the Bank and New Bank, and with each of the corporate parties to the Agreement, that he will vote any and all shares of the capital stock of the Bank now owned, held, or standing in his name in his individual, fiduciary, or other capacity that he may or shall be or become entitled to vote, in favor of the adoption of this Agreement in any meeting of shareholders of the Bank called for the purpose of voting on this Agreement.

14. Agreement of Affiliates. The Bank shall obtain agreements in the form set forth as Exhibit B attached hereto, executed by each person, who is identified as an "affiliate" (as such term is defined in Rule 144 under the Securities Act of 1933) of the Bank.

15. Miscellaneous.

      (a) Any of the terms or conditions of this Agreement may be waived at any time by any party hereto, by action of its Board of Directors, evidenced by a certificate signed by its President or other duly authorized person.

      (b) To the extent permitted by law, this Agreement may be amended or supplemented at any time, whether before or after the vote of shareholders of the Bank or New Bank, by written amendment authorized by the Boards of Directors of each of the parties and executed by a majority of members of the Boards of Directors of each party.

      (c) This Agreement and the instruments referred to herein constitute the entire contract among the parties and supersede all other understandings with respect to the subject matter hereof.

      (d) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall be deemed one and the same Agreement, and shall become binding on the parties hereto when one or more counterparts have been signed by each of the parties and delivered to the other parties.

      (e) Any notices or other communications required or permitted hereunder shall be sufficiently given if hand delivered or sent by registered mail or certified mail, postage prepaid, addressed, if to Corporation, Bank, or New Bank, 100 North High Street, Hillsboro, Ohio 45133, or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed (except that a notice of change of address shall not be deemed to have been given until received by the addressee).

      (f) This Agreement shall be governed by and construed in accordance with the laws of the United States.
      (g) The descriptive headings of the several articles, sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     IN WITNESS WHEREOF, the Bank and the New Bank have caused this Consolidation Agreement to be executed in counterpart by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written.


MERCHANTS NATIONAL BANK



By:_____________________________            By:_________________________
   Paul W. Pence, Jr., President               James D. Evans, Secretary


(SEAL OF BANK)



HILLSBORO INTERIM BANK, N.A.


By:_____________________________            By:_________________________
   Paul W. Pence, Jr., President               James D. Evans, Secretary


(SEAL OF INTERIM BANK)



WE AGREE TO THE ABOVE TERMS AND CONDITIONS:

Merchants Bancorp, Inc.


By:______________________________
    Paul W. Pence, Jr., President


And:_____________________________
    James D. Evans, Secretary

The undersigned execute this Consolidation Agreement pursuant to the provisions of Section 13.




________________________                           __________________________
Donald E. Fender, Jr.                              Charles A. Davis

________________________                           __________________________
Paul W. Pence, Jr.                                 William Butler

________________________                           __________________________
Jack Walker                                        James R. Vanzant

________________________                           __________________________
Paul W. Pence, Sr.                                 Robert L Hammond

                                   EXHIBIT A


            DISSENTERS' RIGHTS {12 U.S.C. SECTION 215(b), (c), (d)}

(b) The consolidated association shall be liable for all liabilities of the respective consolidating banks or associations. The capital stock of such consolidated association shall not be less than that required under existing law for the organization of a national bank in the place in which it is located: Provided, That if such consolidation shall be voted for at such meetings by the necessary majorities of the shareholders of each association and State bank proposing to consolidate, and thereafter the consolidation shall be approved by the Comptroller, any shareholder of any of the associations or State banks so consolidated who has voted against such consolidation at the meeting of the association or bank of which he is a stockholder, or who has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of consolidation, shall be entitled to receive the value of the shares so held by him when such consolidation is approved by the Comptroller upon written request made to the consolidated association at any time before thirty days after the date of consummation of the consolidation, accompanied by the surrender of his stock certificates.

(c) The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the consolidation, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the consolidated banking association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) If, within 90 days from the date of consummation of the consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the consolidated banking association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the consolidated banking association. Within thirty days after payment has been made to all dissenting shareholders as provided for in this section the shares of stock of the consolidated banking association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the consolidated banking association at an advertised public auction, unless some other method of sale is approved by the Comptroller, and the consolidated banking association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such consolidation shall be in contravention of the law of the State under which such bank is incorporated.

                                   EXHIBIT B
                                Affiliate Letter



Merchants Bancorp, Inc.
100 North High
Hillsboro, Ohio  45133

Gentlemen:

I have been advised that I may be deemed an "affiliate," within the meaning of Paragraph (c) of Rule 145 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 (the "Act"), of Merchants National Bank, Hillsboro, Ohio, a national banking association (the "Bank"), and may be deemed such at the time of the Consolidation ("Consolidation") of the Bank with Hillsboro Interim Bank, a newly chartered national banking association organized by Merchants Bancorp, Inc. (the "Company") for the sole purpose of effecting the affiliation of the Company and the Bank. Pursuant to the Consolidation, I will acquire _______ (___) shares of the Common Stock of the Company ("Company Common Stock") in exchange for each share of the Bank stock held by me and elected for such exchange. I agree that I will not make any sale, transfer or other disposition of the Company Common Stock in violation of the Act or the rules and regulations promulgated thereunder by the SEC.

I have been advised that the issuance of the Company Common Stock to me pursuant to the Consolidation has been registered under the Act by the Company by the filing of a Registration Statement with the SEC. I have also been advised that such registration does not apply to any distribution by me of the Company Common Stock received by me in the Consolidation. I also have been advised that, since at the effective time of the Consolidation, I may be deemed to have been an "affiliate" of the Bank, any offering or sale by me of any of the Company Common Stock will, under current law, require either: (i) the further registration under the Act of the Company Common Stock to be sold; (ii) compliance with Rule 145 promulgated under the Act; or (iii) the availability of another exemption from such registration. In addition, I have been advised that any transferee in a private offering or other similar disposition will be subject to the same limitations as those imposed on me.

I represent and warrant to the Company that:

1. I have carefully read this letter and discussed its requirements and other applicable limitations upon the sale, transfer or other disposition of the Company Common Stock and to the extent I felt necessary, with my counsel or counsel for the Bank.

2. I have been informed by the Company that the Company Common Stock must be held by me indefinitely unless: (i) any of the Company Common Stock received by me in the Consolidation and to be distributed by me has been registered under the Act other than by the registration by the Company referred to above; (ii) a sale of the Company Common Stock is made in conformity with the volume and other applicable limitations of Rule 144; or (iii) some other exemption from registration is available with respect to any such proposed sale, transfer or other disposition of the Company Common Stock. I will be required to deliver to the Company evidence of compliance with such requirements in connection with any proposed sale, transfer or other disposition by me which may include, in the case of a distribution under some other exemption from registration, an opinion of counsel satisfactory to counsel for the Company that such exemption is available.

3. I understand that the Company is under no obligation to register the Company Common Stock that I may wish to sell, transfer, or otherwise dispose of or to take any other action necessary in order to make compliance with an exemption from registration available.

4.   If I rely on the exemption from the registration provisions contained in
     Section 4 of the Act (other than that
     contained in Rule 144 and 145), I will obtain and deliver to the Company a copy of a letter from any prospective transferee which will contain: (a) representations reasonably satisfactory to the Company as to the nondistributive intent, sophistication, ability to bear risk, and access to information of such transfer of the Company Common Stock; and
     (b) an assumption of the obligations of the undersigned under this Paragraph 4.

5. I also understand that to enforce the foregoing commitments, stop transfer instructions will be given to the Company's transfer agent with respect to the Company Common Stock and that there will be placed on the certificates for the Company Common Stock, or any substitutions therefor, a legend stating in substance:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER SAID ACT OR AN EXEMPTION FROM SUCH REGISTRATION.

Very truly yours,

----------------------

                                  APPENDIX II

                              DISSENTER'S STATUTE

                             12 U.S.C. Section 215

              AND OCC BANKING CIRCULAR 259 (ISSUED MARCH 5, 1992)

                                  EXHIBIT A

            DISSENTERS' RIGHTS {12 U.S.C. SECTION 215(b), (c), (d)}

(b) The consolidated association shall be liable for all liabilities of the respective consolidating banks or associations. The capital stock of such consolidated association shall not be less than that required under existing law for the organization of a national bank in the place in which it is located: Provided, That if such consolidation shall be voted for at such meetings by the necessary majorities of the shareholders of each association and State bank proposing to consolidate, and thereafter the consolidation shall be approved by the Comptroller, any shareholder of any of the associations or State banks so consolidated who has voted against such consolidation at the meeting of the association or bank of which he is a stockholder, or who has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of consolidation, shall be entitled to receive the value of the shares so held by him when such consolidation is approved by the Comptroller upon written request made to the consolidated association at any time before thirty days after the date of consummation of the consolidation, accompanied by the surrender of his stock certificates.

(c) The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the consolidation, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the consolidated banking association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) If, within 90 days from the date of consummation of the consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the consolidated banking association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the consolidated banking association. Within thirty days after payment has been made to all dissenting shareholders as provided for in this section the shares of stock of the consolidated banking association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the consolidated banking association at an advertised public auction, unless some other method of sale is approved by the Comptroller, and the consolidated banking association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such consolidation shall be in contravention of the law of the State under which such bank is incorporated.

                                                                        BC - 259
                                                            Date:  March 5, 1992

                                                                BANKING ISSUANCE


Comptroller of the Currency
Administrator of National Banks

Type:  Banking Circular                           Subject:  Stock Appraisals



To: Chief Executive Officers of National Banks, Deputy Comptrollers (District), Department and Division Heads, and Examining Personnel

PURPOSE

This banking circular informs all national banks of the valuation methods used by the Office of the Comptroller of the Currency (OCC) to estimate the value of a bank's shares when requested to do so by a shareholder dissenting to the conversion, merger, or consolidation of its bank. The results of appraisals performed by the OCC between January 1, 1985 and September 30, 1991 are summarized.

References:  12 U.S.C. 214a, 215 and 215a; 12 CFR 11.590 (Item 2)

BACKGROUND

Under 12 U.S.C. Section 214a, a shareholder dissenting from a conversion, consolidation, or merger involving a national bank is entitled to receive the value of his or her shares from the resulting bank. A valuation of the shares shall be made by a committee of three appraisers (a representative of the dissenting shareholder, a representative of the resulting bank, and a third appraiser selected by the other two). If the committee is formed and renders an appraisal that is acceptable to the dissenting shareholder, the process is complete and the appraised value of the shares is paid to the dissenting shareholder by the resulting bank. If, for any reason, the committee is not formed or if it renders an appraisal that is not acceptable to the dissenting shareholder, an interested party may request an appraisal by the OCC. 12 U.S.C. Section 215 provides these appraisal rights to any shareholder dissenting to a consolidation. Any dissenting shareholder of a target bank in a merger is also entitled to these appraisal rights pursuant to 12 U.S.C.
Section 215a.

The above provides only a general overview of the appraisal process. The specific requirements of the process are set forth in the statutes themselves.

                                                                        BC - 259
                                                            Date:  March 5, 1992

                                                                BANKING ISSUANCE


Comptroller of the Currency
Administrator of National Banks

Type:  Banking Circular                           Subject:  Stock Appraisals


METHODS OF VALUATION USED

Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of a bank's shares. After reviewing the particular facts in each case and the available information on a bank's shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the shares' value.

Market Value

The OCC uses various methods to establish the market value of shares being appraised. If sufficient trading in the shares exists and the prices are available from direct quotes from the Wall Street Journal or a market-maker, those quotes are considered in determining the market value. If no market value is readily available, or if the market value available is not well-established, the OCC may use other methods of estimating market value, such as the investment value and adjusted book value methods.

Investment Value

Investment value requires an assessment of the value to investors of a share in the future earnings of the target bank. Investment value is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the target bank.

The peer group selection is based on location, size, and earnings patterns. If the state in which the subject bank is located provides a sufficient number of comparable banks using location, size and earnings patterns as the criteria for selection, the price/earnings ratios assigned to the banks are applied to the earnings per share estimated for the subject bank. In order to select a reasonable peer group when there are too few comparable independent banks in a location that is comparable to that of the subject bank, the pool of banks from which a peer group is selected is broadened by including one-bank holding company banks in a comparable location, and/or by selecting banks in less comparable locations, including adjacent states, that have earnings patterns similar to the subject bank.

                                                                        BC - 259
                                                            Date:  March 5, 1992

                                                                BANKING ISSUANCE


Comptroller of the Currency
Administrator of National Banks

Type:  Banking Circular                           Subject:  Stock Appraisals


Adjusted Book Value

The OCC also uses an "adjusted book value" method for estimating value. Historically, the OCC has not placed any weight on the bank's "unadjusted book value," since that value is based on historical acquisition costs of the bank's assets, and does not reflect investors' perceptions of the value of the bank as an ongoing concern. Adjusted book value is calculated by multiplying the book value of the target bank's assets per share times the average market price to book value ratio of comparable banking organizations. The average market price to book value ratio measures the premium or discount to book value, which investors attribute to shares of similarly situated banking organizations.

Both the investment value method and the adjusted book value method present appraised values which are based on the target bank's value as a going concern. These techniques provide estimates of the market value of the shares of the subject bank.

OVERALL VALUATION

The OCC may use more than one of the above-described methods in deriving the value of shares of stock. If more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent market value. For example, the OCC may give more weight to a market value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank's earnings trend is so irregular that it is considered to be a poor predictor of future earnings.

PURCHASE PREMIUMS

For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchasers, and such payments are not regular or predictable elements of market value. Consequently, the OCC's valuation methods do not include consideration of purchase premiums in arriving at the value of shares.

                                                                        BC - 259
                                                            Date:  March 5, 1992

                                                                BANKING ISSUANCE


Comptroller of the Currency
Administrator of National Banks

Type:  Banking Circular                           Subject:  Stock Appraisals

STATISTICAL DATA

The chart below lists the results of appraisals the OCC performed between January 1, 1985 and September 30, 1991. The OCC provides statistical data on book value and price/earnings ratios for comparative purposes, but does not necessarily rely on such data in determining the value of the banks' shares. Dissenting shareholders should not view these statistics as determinative for future appraisals.

In connection with disclosures given to shareholders under 12 CFR
11.590 (Item 2), banks may provide shareholders a copy of this banking circular or disclose the information in the banking circular, including the past results of OCC appraisals. If the bank discloses the past results of the OCC appraisals. If the bank discloses the past results of the OCC appraisals, it should advise shareholders that: (1) the OCC did not rely on all the information set forth in the chart in performing each appraisal; and (2) the OCC's past appraisals are not necessarily determinative of its future appraisals of a particular bank's shares.

                                                                        BC - 259
                                                            Date:  March 5, 1992

                                                                BANKING ISSUANCE


Comptroller of the Currency
Administrator of National Banks

Type:  Banking Circular                           Subject:  Stock Appraisals



APPRAISAL RESULTS


              OCC                           Average Price/
Appraisal  Appraisal   Price                Earnings Ratio
 Date *      Value    Offered   Book Value  of Peer Group
---------  ---------  --------  ----------  --------------
1/1/85        107.05    110.00      178.29             5.3
1/2/85         73.16      NA         66.35             6.8
1/15/85        53.41     60.00       83.95             4.8
1/31/85        22.72     20.00       38.49             5.4
2/1/85         30.63     24.00       34.08             5.7
2/25/85        27.74     27.55       41.62             5.9
4/30/85        25.98     35.00       42.21             4.5
7/30/85     3,153.10  2,640.00    6,063.66              NC
9/1/85         17.23     21.00       21.84             4.7
11/22/85      316.74    338.75      519.89             5.0
11/22/85       30.28      NA         34.42             5.9
12/16/85       66.29     77.00       89.64             5.6
12/27/85       60.85     57.00      119.36             5.3
12/31/85       61.77      NA         73.56             5.9
12/31/85       75.79   40.00         58.74            12.1
1/12/86        19.93     NA          26.37             7.0
3/14/86        59.02    200.00      132.20             3.1
4/21/86        40.44     35.00       43.54             6.4
5/2/86         15.50     16.50       23.69             5.0
7/3/86        405.74     NA         612.82             3.9
7/31/86       297.34    600.00      650.63             4.4

* - The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.

NA - Not Available NC -                                Not Computed

                                                                        BC - 259
                                                            Date:  March 5, 1992

                                                                BANKING ISSUANCE


Comptroller of the Currency
Administrator of National Banks

Type:  Banking Circular                           Subject:  Stock Appraisals

APPRAISAL RESULTS


              OCC                          Average Price/
Appraisal  Appraisal   Price               Earnings Ratio
 Date *      Value    Offered  Book Value  of Peer Group
---------  ---------  -------  ----------  --------------
8/22/86       103.53   106.67      136.23             NC
12/26/86       16.66    NA          43.57             4.0
12/31/86       53.39    95.58       69.66             7.1
5/1/87        186.42    NA         360.05             5.1
6/11/87        50.46    70.00       92.35             4.5
6/11/87        38.53    55.00       77.75             4.5
7/31/87        13.10    NA          20.04             6.7
8/26/87        55.92    57.52       70.88             NC
8/31/87        19.55    23.75       30.64             5.0
8/31/87        10.98    NA          17.01             4.2
10/6/87        56.48   60.00        73.11             5.6
3/15/88       297.63    NA         414.95             6.1
6/2/88         27.26    NA          28.45             5.4
6/30/88       137.78    NA         215.36             6.0
8/30/88       768.62  677.00     1,090.55            10.7
3/31/89       773.62    NA         557.30             7.9
5/26/89       136.47   180.00      250.42             4.5
5/29/90         9.87    NA          11.04             9.9

* - The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.

NA - Not Available                                NC - Not Computed

                                                                        BC - 259
                                                            Date:  March 5, 1992

                                                                BANKING ISSUANCE


Comptroller of the Currency
Administrator of National Banks

Type:  Banking Circular                           Subject:  Stock Appraisals



For more information regarding the OCC's stock appraisal process, contact the Officer of the Comptroller of the Currency, Bank Organization and Structure.


----------------
Frank Maguire
Acting Senior Deputy Comptroller
Corporate Policy and Economic Analysis

                                  APPENDIX III

                      AMENDED ARTICLES OF INCORPORATION OF

                            MERCHANTS BANCORP, INC.

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                            MERCHANTS BANCORP, INC.

                                    *****

     THE UNDERSIGNED, under Sections 1701.01 et seq. of the Revised Code of Ohio, do hereby certify:

     FIRST:     The name of said Corporation shall be:
                           Merchants Bancorp, Inc.

     SECOND: The place in the State of Ohio where its principal office is to be located is Hillsboro, Highland County.

     THIRD: The purposes for which it is formed are:

     To engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98 inclusive of the Ohio Revised Code.

     FOURTH: The authorized number of shares of the Corporation is One Million Five Hundred Thousand (1,500,000), all of which shall be without par value.

     FIFTH: The following provisions are hereby agreed to for the purpose of defining, limiting and regulating the exercise of the authority of the Corporation, or of the Directors, or of all of the shareholders:

     The Board of Directors is expressly authorized to set apart, out of any of the funds of the Corporation available for dividends, a reserve or reserves for any proper purpose or to abolish any such reserve in the manner in which it was created, and to purchase on behalf of the Corporation any shares issued by it to the extent permitted under Sections 1701.01 et seq. of the Revised Code of Ohio.

     The Corporation may in its regulations confer powers upon its Board of Directors in addition to the powers and authorities conferred upon it expressly by Sections 1701.01 et seq. of the Revised Code of Ohio.

     Any meeting of the shareholders or the Board of Directors may be held at any place within or without the State of Ohio in the manner provided for in the regulations of the Corporation.

     Subject to Article SIXTH, any amendments to the Articles of Incorporation may be made from time to time, and any proposal or proposition requiring the action of shareholders may be authorized from time to time by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation.

     SIXTH: FAIR PRICE AND SUPER VOTE REQUIREMENT

     A. Definitions as used in this Article Sixth

     (1) "Affiliate" or "Associate" shall have the respective meanings given to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

     (2) A person shall be a "beneficial owner" of any Voting Stock:

     (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

     (ii) which such person or any of its Affiliates or Associates has by itself or with others (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

     (iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

     (3) "Business Combination" shall include:

     (i) any merger or consolidation of the Corporation or any of its subsidiaries with or into an Interested Shareholder, regardless of which person is the surviving entity;

     (ii) any sale, lease, exchange, mortgage, pledge, or other disposition (in one transaction or a series of transactions) from the Corporation or any of its subsidiaries to an Interested

Shareholder, or from an Interested Shareholder to the Corporation or any of its subsidiaries, of assets having an aggregate Fair Market Value of twenty percent (20%) or more of the Corporation's total stockholders' equity;

     (iii) the issuance, sale or other transfer by the Corporation or any subsidiary thereof of any securities of the Corporation or any subsidiary thereof to an Interested Shareholder (other than an issuance or transfer of securities which is effected on a pro rata basis to all shareholders of the Corporation);


     (iv) the acquisition by the Corporation or any of its subsidiaries of any securities of an Interested Shareholder;

     (v) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder;

     (vi) any reclassification or recapitalization of securities of the Corporation if the effect, directly or indirectly, of such transaction is to increase the relative voting power of an Interested Shareholder; or


     (vii) any agreement, contract or other arrangement providing for or resulting in any of the transactions described in this definition of Business Combination.


     (4) "Continuing Director" shall mean any member of the Board of Directors of the Corporation who is unaffiliated with the Interested Shareholder and was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder; any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is approved to succeed a Continuing Director by the Continuing Directors; any member of the Board of Directors who is appointed to fill a vacancy on the Board of Directors who is unaffiliated with the Interested Shareholder and is approved by the Continuing Directors.

     (5) "Fair Market Value" shall mean:

         (i) in the case of securities listed on a national securities exchange or quoted in the National Association of Securities Dealers Automated Quotations System (or any successor thereof), the highest sales price or bid quotation, as the case may be, reported for securities of the same class or series traded on a national securities exchange or in the over-the-counter market during the 30-day period immediately prior to the date in question, or if no such report or quotation is available, the fair market value as determined by the Continuing Directors; and



         (ii) in the case of other securities and of other property or consideration (other than cash), the Fair Market Value as determined by the Continuing Directors; provided, however, in the event the power and authority of the Continuing Directors ceases and terminates pursuant to Subdivision F of this Article SIXTH as a result of there being less than five Continuing Directors at any time, then (a) for purposes of clause (ii) of the definition of "Business Combination," any sale, lease, exchange, mortgage, pledge, or other disposition of assets from the Corporation or any of its subsidiaries to an Interested Shareholder or from an Interested Shareholder to the Corporation or any of its subsidiaries, regardless of the Fair Market Value thereof, shall constitute a Business Combination, and (b) for purposes of paragraph 1 of Subdivision D of this Article SIXTH, in determining the amount of consideration received or to be received per share by the Independent Shareholders in a Business Combination, there shall be excluded all consideration other than cash and the Fair Market Value of securities listed on a national securities exchange or quoted in the National Association of Securities Dealers Automated Quotations System (or any successor thereof) for which there is a reported sales price or bid quotation, as the case may be, during the 30-day period immediately prior to the date in question.


     (6) "Independent Shareholder" shall mean shareholders of the Corporation other than the Interested Shareholder engaged in or proposing the Business Combination.

     (7) "Interested Shareholder" shall mean: (a) any person (other than the Corporation or any of its subsidiaries), and (b) the Affiliates and Associates of such person, who, or which together, are:

       (i) the beneficial owner, directly or indirectly, of 10% or more of the outstanding Voting Stock or were within the two-year period immediately prior to the date in question the beneficial owner, directly or indirectly, of 10% or more of the then outstanding Voting Stock; or

       (ii) an assignee of or other person who has succeeded to any shares of the Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

     Notwithstanding the foregoing, no Trust Department, or designated fiduciary or other trustee of such Trust Department of the Corporation or a subsidiary of the Corporation, or other similar fiduciary capacity of the Corporation with direct voting control of the outstanding Voting Stock shall be included or considered as an Interested Shareholder. Further, no profit-sharing, employee stock ownership, employee stock purchase and savings, employee pension, or other employee benefit plan of the Corporation or any of it subsidiaries, and no trustee of any such plan in its capacity as such trustee, shall be included or considered as an Interested Shareholder.
Further, no person who was the holder of 10% or more of the common stock of Merchants National Bank (the "Bank") prior to the Bank's initial acquisition by the Corporation in connection with the organization of a one bank holding company for the Bank, and who as a result of such transaction is now the owner of 10% or more of the common stock of the Corporation, shall be deemed to be an Interested Shareholder unless and until such person owns 20% or more of the common stock of the Corporation. Notwithstanding the foregoing exception, an assignee or other person who has succeeded to any of the shares of such 10% or more shareholder of stock in the Bank shall be deemed to be an Interested Shareholder if such person otherwise meets the definition set forth above.

     (8) A "Person" shall mean an individual, partnership, trust, corporation, or other entity and includes any two or more of the foregoing acting in concert.

     (9) "Voting Stock" shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors of the Corporation.

     B. Supermajority Vote to Effect Business Combination. No Business Combination shall be effected or consummated unless:

     (1) Authorized and approved by the Continuing Directors and, if otherwise required by law to authorize or approve the transaction, the approval or authorization of shareholders of the Corporation, by the affirmative vote of the holders of such number of shares as is mandated by the Ohio Revised Code; or

     (2) Authorized and approved by the Board of Directors of the Corporation, including both the Continuing Directors and those affiliated with any Interested Shareholder, and authorized by the affirmative vote of holders of not less than 80% of the outstanding Voting Stock voting together as a single class.

     The authorization and approval required by this Subdivision B is in addition to any authorization and approval required by Subdivision C of this Article SIXTH.

     C. Fair Price Required to Effect Business Combination. No Business Combination shall be effected or consummated unless:

     (1) All the conditions and requirements set forth in Subdivision D of this Article SIXTH have been satisfied; or

     (2) Authorized and approved by the Continuing Directors; or

     (3) Authorized and approved by the affirmative vote of holders of not less than 66 2/3% of the outstanding Voting Stock held by all Independent Shareholders voting together as a single class.

     Any authorization and approval required by this Subdivision C is in addition to any authorization and approval required by Subdivision B of this Article SIXTH.

     D. Conditions and Requirements to Fair Price. All the following conditions and requirements must be satisfied in order for clause (1) of Subdivision C of this Article SIXTH to be applicable.

        (1) The cash and Fair Market Value of the property, securities or other consideration to be received by the Independent Shareholders in the Business Combination per share for each class or series of capital stock of the Corporation must not be less than the sum of:

        (i) the highest per share price (including brokerage commissions, transfer taxes, soliciting dealer's fees and similar payments) paid by the Interested Shareholder in acquiring any shares of such class or series, respectively, and, in the case of Preferred Stock, if greater, the amount of the per share redemption price; and

        (ii) the amount, if any, by which interest on the per share price, calculated at the Treasury Bill Rate from time to time in effect, from the date the Interested Shareholder first became an Interested Shareholder until the Business Combination has been consummated, exceeds the per share amount of cash dividends received by the Independent Shareholders during such period. The "Treasury Bill Rate" means for each calendar quarter, or part thereof, the interest rate of the last auction in the preceding calendar of 91-day United States Treasury Bills expressed as a bond equivalent yield.

     For purposes of this paragraph (1) per share amounts shall be appropriately adjusted for any recapitalization, reclassification, stock dividend, stock split, reserve split, or other similar transaction. Any Business Combination which does not result in the Independent Shareholders receiving consideration for or in respect of their shares of capital stock of the Corporation shall not be treated as complying with the requirements of this paragraph (1).

        (2) The form of the consideration to be received by the Independent Shareholders owning the Corporation's shares must be the same as was previously paid by the Interested Shareholder(s) for shares of the same class or series; provided, however, if the Interested Shareholder previously paid for shares of such class or series with different forms of consideration, the form of the consideration to be received by the Independent Shareholders owning shares of such class or series must be in the form as was previously paid by the Interested
Shareholder in acquiring the largest number of shares of such class or series previously acquired by the Interested Shareholder, provided, further, in the event no shares of the same class or series had been previously acquired by the Interested Shareholder, the form of consideration must be cash. The provisions of this paragraph (2) are not intended to diminish the aggregate amount of cash and Fair Market Value of any other consideration that any holder of the Corporation's shares is otherwise entitled to receive upon the liquidation or dissolution of the Corporation, under the terms of any contract with the Corporation or an Interested Shareholder, or otherwise.

     (3) From the date the Interested Shareholder first became an Interested Shareholder until the Business Combination has been consummated, the following requirements must be complied with unless the Continuing Directors otherwise approve:

       (i) the Interested Shareholder has not received, directly or indirectly, the benefit (except proportionately as a shareholder) of any loan, advance, guaranty, pledge, or other financial assistance, tax credit or deduction, or other benefit from the Corporation or any of its subsidiaries;

       (ii) there shall have been no failure to declare and pay in full, when and as due or scheduled, any dividends required to be paid on any class or series of the Corporation's shares;

       (iii) there shall have been (a) no reduction in the annual rate of dividends paid on Common Shares of the Corporation (except as necessary to reflect any split of such shares), and (b) an increase in the annual rate of dividends as necessary to reflect reclassification (including a reverse split), recapitalization or any similar transaction which has the effect of reducing the number of outstanding Common Shares; and

       (iv) there shall have been no amendment or other modification to any profit-sharing, employee stock ownership; employee stock purchase and savings, employee pension or other employee benefit plan of the Corporation or any of its subsidiaries, the effect of which is to change in any manner the provisions governing the voting of any shares of capital stock of the Corporation in or covered by such plan.

     (4) A proxy or information statement describing the Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations under it (or any subsequent provisions replacing that Act and the rules and regulations under it) has been mailed at least 30 days prior to the completion of the Business Combination to the holders of all outstanding Voting Stock. If deemed advisable by the Continuing Directors, the proxy or information statement shall contain a recommendation by the Continuing Directors as to the advisability (or inadvisability) of the Business Combination and/or an opinion by an investment banking firm, selected by the Continuing Directors and retained at the expense of the Corporation, as to the fairness (or unfairness) of the Business Combination to the Independent Shareholders.

     E. Other Applicable Voting Requirement. The affirmative votes or approvals required to be received from shareholders of the Corporation under Subdivisions B, C and H of this Article SIXTH are in addition to the vote of the holders of any class of shares of capital stock of the Corporation otherwise required by law, or by other provisions of these Articles of Incorporation, or by the express terms of the shares of such class. The affirmative votes or approvals required to be received from shareholders of the Corporation under Subdivisions B, C and H of this Article SIXTH shall apply even though no vote or a lesser percentage vote, may be required by law, or by other provisions of these Articles of Incorporation, or otherwise. Any authorization, approval or other action of the Continuing Directors under this Article SIXTH is in addition to any required authorization, approval or other action of the Board of Directors.

     F. Continuing Directors. All actions required or permitted to be taken by the Continuing Directors shall be taken with or without a meeting by the vote or written consent of two-thirds of the Continuing Directors, regardless of whether the Continuing Directors constitute a quorum of the members of the Board of Directors then in office. In the event that the number of Continuing Directors is at any time less than five, all power and authority of the Continuing Directors under this Article

SIXTH shall thereupon cease and terminate, including, without limitation, the authority of the Continuing Directors to authorize and approve a Business Combination under Subdivisions B and C of this Article SIXTH and to approve a successor Continuing Director. Two-thirds of the Continuing Directors shall have the power and duty, consistent with their fiduciary obligations, to determine for the purpose of this Article SIXTH, on the basis of information known to them:

        (1) Whether any person is an Interested Shareholder;

        (2) Whether any person is an Affiliate or Associate of another;

        (3) Whether any person has an agreement, arrangement, or understanding with another or is acting in concert with another; and

        (4) The Fair Market Value of property, securities or other consideration (other than cash).

     The good faith determination of the Continuing Directors on such matters shall be binding and conclusive for purposes of this Article SIXTH.

     G. Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article SIXTH shall be construed to relieve any Interested Shareholder from any fiduciary obligations imposed by law.

     H. Repeal. Notwithstanding any other provisions of these Articles of Incorporation (and notwithstanding the fact that a lesser percentage vote may be required by law or other provision of these Articles of Incorporation), the provisions of this Article SIXTH may not be repealed, amended, supplemented or otherwise modified, unless:

        (1) The Continuing Directors (or, if there is no Interested Shareholder, a majority vote of the whole Board of Directors of the Corporation) recommend such repeal, amendment, supplement or modification and such repeal, amendment or modification is approved by the affirmative vote of the holders of not less than a simple majority of the outstanding Voting Stock; or

        (2) Such repeal, amendment, supplement or modification is approved by the affirmative vote of holders of (a) not less than 80% of the outstanding Voting Stock voting together as a single class, and (b) not less than 66 2/3% of the outstanding Voting
Stock held by all shareholders other than Interested Shareholders voting together as a single class.

     I. Further Considerations to Effect Business Combination. No Business Combination shall be effected or consummated unless, in addition to the consideration set forth in Subdivisions B, C, D and E of this Article SIXTH, the Board of Directors of the Corporation, including the Continuing Directors shall consider all of the following factors and any other factors which it
(they) deem relevant:

     (1) The Social and economic effects of the transaction on the Corporation and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its subsidiaries operate or are located;

     (2) The business and financial conditions and earnings prospects of the Interested Shareholder, including, but not limited to, debt service and other existing or likely financial obligations of the Interested Shareholder, and the possible effect on other elements of the communities in which the Corporation and its subsidiaries operate or are located, and

     (3) The competence, experience and integrity of the Interested Shareholder and his (its) or their management.

     SEVENTH: Shareholders of the Corporation shall have no preemptive right to purchase shares when issued by the Corporation.

     EIGHTH: The Corporation shall indemnify its present and past Directors, officers, employees and agents, and such other persons as it shall have powers to indemnify, to the full extent permitted under, and subject to the limitations of, Title 17 of the Ohio Revised Code. Additionally, and subject to the limitations set forth below, the Corporation shall indemnify its present and past Directors for personal liability for monetary damages resulting from breach of their fiduciary duty as Directors. Notwithstanding the above, no indemnification for personal liability shall be provided for: (i) any breach of the Directors' duty of loyalty to the Corporation or its stockholder; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) illegal distribution of dividends; and (iv) any transaction from which the Director derived an improper personal benefit.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Chapter 17 of the Ohio General Corporation Law provides that Ohio corporations may indemnify an individual made a party to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative or investigative, because the individual is or was a director, officer, employee or agent of the corporation, against liability incurred in the proceeding if the person: (i) acted in good faith and (ii) the individual believes his conduct was in the corporation's best interest or was not opposed to the corporation's best interest.

     Chapter 17 further provides that a corporation shall indemnify an individual who was fully successful on the merits or otherwise in any proceeding to which the director, officer, employee or agent was a party because the individual was or is a director, officer, employee or agent of the corporation, for reasonable expenses incurred by the director in connection with the proceeding. Chapter 17 also provides that a corporation may purchase and maintain insurance on behalf of the individual who is or was a director, officer, employee or agent of the corporation or who, while a director, officer, employee or agent of the corporation is or was serving at the request of the corporation as a director, officer, partner, trustee, employer or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprises, against liability asserted against or incurred by the individual in that capacity or arising from the individual status as a director, officer, employee, or agent.

     Registrant maintains a directors' and officers' liability insurance policy, including bank reimbursement, for the purpose of providing indemnification to its directors and officers in the event of such a threatened, pending or completed action.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS

     The exhibits filed pursuant to this Item 21 immediately follow the Exhibit Index. The following is a description of the applicable exhibits required for Form S-4 provided by Item 601 of Regulation S-K.

Exhibit Number                          Description

    (1)      Not Applicable

    (2) The Consolidation Agreement by and between Hillsboro Interim Bank, N.A. and Merchants National Bank and joined in by Merchants Bancorp, Inc. is attached as Exhibit A to the Prospectus/Proxy Statement forming a part of this Registration Statement.

    (3)      Articles of Incorporation and Code of Regulations.

                  A.   A copy of the Amended Articles of
                       Incorporation of the Registrant is included as Exhibit 3.A to this Registration Statement.

                  B.   A copy of the Code of Regulations of
                       the Registrant is included as Exhibit 3.B to this Registration Statement.

    (4) Instruments defining the rights of security holders, including indentures.

                  A.   Instruments defining the rights of
                       security holders are included in the Articles of Incorporation and Code of Regulations (see Exhibit 3.A. and B).

    (5) Opinion of Werner & Blank Co., L.P.A., regarding Merchants Bancorp, Inc. Common Stock, and Consent

    (6)           Not Applicable.

    (7)           Not Applicable.

    (8) Opinion of Werner & Blank Co., L.P.A., regarding certain tax matters, and Consent.

    (9)           Not Applicable.

    (10)          Not Applicable

    (11)          Not Applicable.

    (12)          Not Applicable.

    (13)          Not Applicable.

    (14)          Not Applicable.

    (15)          Not Applicable.

    (16)          Not Applicable.

    (21)          None.

    (22)          None

    (23)          Consents of Experts and Counsel.

                  A.   Consent of Werner & Blank Co., L.P.A.
                       (the consent is contained in that firm's opinions filed as Exhibits (5) and (8)).

    (24)          Power of Attorney

    (25)          Not Applicable.

    (26)          Not Applicable.

    (27)          Not Applicable.

    (28)          Not Applicable.

    (99)          Additional Exhibits.

                  A.   Form of President's Letter to
                       Shareholders of Merchants National Bank.

                  B.   Form of Notice of Special Meeting of
                       Shareholders of Merchants National Bank.

                  C.   Form of Proxy to be delivered to
                       Shareholders of Merchants National Bank.

ITEM 22.  UNDERTAKINGS.

A.   The undersigned Registrant hereby undertakes as follows:

     (a)        The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i)  To include any prospectus required by
                       Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the Prospectus any
                       facts or events arising after the Effective Date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                 (iii) To include any material information
                       with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to the information set forth in the Registration Statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
           Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

            In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

B. The undersigned Registrant hereby undertakes to respond to requests for information that are incorporated by reference into the Prospectus/Proxy Statement pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the Effective Date of this Registration Statement through the date of responding to the request.

C. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Ohio, this 15th day of October, 1996.

                                               Merchants Bancorp, Inc.

                                               /s/ Paul W. Pence, Jr.
                                               ---------------------------------
                                               Paul W. Pence, Jr., President and
                                               Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 15th day of October, 1996.


     Signature                        Title
     ---------                        -----

/s/ Paul W. Pence, Jr.
------------------------------------  President and Chief Executive Officer
Paul W. Pence, Jr.                    and Director (Principal Executive Officer)

/s/ James D. Evans
-----------------------------------   Treasurer and Secretary (Principal
James D. Evans                        Accounting Officer)

/s/ Donald E. Fender, Jr.
------------------------------------  Director
Donald E. Fender, Jr.

/s/ Jack Walker
------------------------------------  Director
Jack Walker

/s/ Paul W. Pence, Sr.
------------------------------------  Director
Paul W. Pence, Sr.

/s/ Charles A. Davis
------------------------------------  Director
Charles A. Davis

/s/ William Butler
------------------------------------  Director
William Butler

/s/ James R. Vanzant
------------------------------------  Director
James R. Vanzant

/s/ Robert L. Hammond
------------------------------------  Director
Robert L. Hammond

                                 EXHIBIT INDEX
    Exhibit No.

        3.A   A copy of the Registrant's Amended Articles of
              Incorporation


        3.B   A copy of the Registrant's Code of Regulations

        5.0   Opinion of Werner & Blank Co., L.P.A. regarding
              Merchants Bancorp, Inc., Common Stock and Consent

        8.0 Opinion of Werner & Blank Co., L.P.A., Attorneys, regarding certain Tax Matters and Consent

        23.0  Contained in Opinions at 5.0 and 8.0.

        24.0  Power of Attorney

        99.A Form of President's Letter to Shareholders of Merchants National Bank.

        99.B Form of Notice of Special Meeting of Shareholders of Merchants National Bank

        99.C Form of Proxy to be delivered to shareholders of Merchants National Bank